UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

September 30, 2011
TARGET ACQUISITIONS I, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53328	26-2895640
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Chunshugou Luanzhuang Village, Zhuolu County, Zhangjiakou, Hebei Province, China, 075600
 (Address of principal executive offices)

86-313-6732526
 (Registrant's telephone number, including area code)

56 Laenani Street
Haiku, HI 96708
 (Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on forward-looking statements. Forward-looking statements include, among other things, statements relating to:

●	Our ability to produce concentrated iron powder at a profitable margin;
●	the uncertainty of acquiring mining rights in relation to the areas around the production facilities;
●	the impact that a downturn or negative changes in the steel market may have on sales;
●	our ability to obtain additional capital in future years to fund our expansion;
●	economic, political, regulatory, legal and foreign exchange risks associated with our operations; and
●	the loss of key members of our senior management.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

the “Company,” “we,” “us,” and “our” refer to the combined business of (i) Target Acquisitions I, Inc. or “Target Acquisitions,” a Delaware corporation, (ii) China Real Fortune Mining Limited, or “Real Fortune BVI,” a BVI  limited company and wholly-owned subsidiary of Target Acquisitions, (iii) Real Fortune Holdings Limited, or “Real Fortune HK,” a Hong Kong limited company and wholly-owned subsidiary of Real Fortune BVI,  (iv) Zhangjiakou TongDa Mining Technologies Service Co., Ltd., or “China Tongda,” a Chinese limited company and wholly-owned subsidiary of Real Fortune HK, and (v) Zhuolu Jinxin Mining Co., Ltd., or “China Jinxin,” a Chinese limited company which is effectively and substantially controlled by China Tongda through a series of agreements, as the case may be;

“BVI” refers to the British Virgin Islands;
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;
“PRC,” “China,” and “Chinese,” refer to the People’s Republic of China (excluding Hong Kong and Taiwan);
“Renminbi” and “RMB” refer to the legal currency of China;
“Securities Act” refers to the Securities Act of 1933, as amended; and
“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.
“tons” or “tonnes” refer to metric tonnes (2205 pounds);

In this report we are relying on and refer to information and statistics regarding the iron ore and steel industries and the economy in China that we have obtained from various cited government and institute research publications. Much of this information is publicly available and has not been specifically prepared for use by us or incorporation in this report or otherwise. We have not independently verified such information, and you should not unduly rely upon it.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 1, 2011, we completed the acquisition of Real Fortune BVI pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Real Fortune BVI is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

As a result of the acquisition, our consolidated subsidiaries include Real Fortune BVI, our wholly-owned subsidiary, Real Fortune HK, a wholly-owned subsidiary of Real Fortune BVI , ZhangJiaKou TongDa Mining Technologies Service Co., Ltd., or “China Tongda,” a wholly-owned subsidiary of Real Fortune HK, and China Jinxin, a limited liability company incorporated under the laws of the PRC which is effectively and substantially controlled by China Tongda through a series of agreements referred to herein as the “VIE Agreements.”

FORM 10 DISCLOSURE

 As disclosed elsewhere in this report, on October 1, 2011, we acquired Real Fortune BVI in a reverse acquisition transaction.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined enterprises after the acquisition of Real Fortune BVI, except that information relating to periods prior to the date of the reverse acquisition only relate to Real Fortune BVI and its consolidated subsidiaries unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

 Business Overview

We operate our businesses in China through China Jinxin, which is a limited liability company headquartered in China and organized under the laws of China. PRC law currently has limits on foreign ownership of certain companies. To avoid any question as to whether China Jinxin is subject to these foreign ownership restrictions, rather than directly owning China Jinxin, we elected to enter into contractual arrangements with China Jinxin and its respective stockholders pursuant to which, we believe, we control and operate the business of China Jinxin. Through these contractual arrangements or VIE Agreements, we have the ability to substantially influence China Jinxin’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, we are considered the primary beneficiary of China Jinxin.

China Jinxin was established in December 2006 in Zhuolu County, Hebei Province, Northern China. China Jinxin has registered capital of RMB36 million (approximately $5.5 million). At the time it was formed, China Jinxin had registered capital of RMB 6 million (approximately $909,000). China Jinxin currently has 15 shareholders.

China Jinxin is an iron ore exploration, processing and high grade iron ore concentrate producer. China Jinxin has an iron ore concentrate production line located on the Zhuolu Mine, with an annual capacity of approximately 300,000 tons and associated plant and office buildings (hereinafter collectively referred to as the "production facilities"). The Zhuolu Mine is located in Zhuolu County, Zhangjiakou City, Hebei Province, China.  Currently, all of the output of China Jinxin’s production facility is sold to one steel mill pursuant to a long term contract. Construction of the production facilities commenced in May 2007 and was completed in February 2010.  Initial production runs were conducted from March to August 2010. Temporary manufacturing licenses for the production facilities were obtained from Zhangjiakou City on March 22, 2009, March 23, 2010 and January 1, 2011, respectively.  The current license is due to expire at the end of 2011 and we anticipate that it will be renewed.

The following table sets forth our sales volumes, average selling prices and revenue derived from sales of iron ore concentrate for the periods indicated:

	2010	2011 (for the first six months)
Sales volume(ton)	110,569.52	25,282.87
Average selling price per ton	$115	$173
Revenue	$12,761,246	$4,377,375

Our Corporate History and Background

Target Acquisitions I, Inc. was incorporated in the State of Delaware on June 27, 2008. Since inception, we had been engaged in organizational efforts and seeking to obtain initial financing and find an appropriate acquisition candidate. We were formed as a vehicle to pursue a business combination and prior to the acquisition of Real Fortune BVI conducted no operations.

As a result of our acquisition of Real Fortune BVI, we are no longer a shell company. We plan to amend our Certificate of Incorporation to change our name to reflect the current business of our company.

Acquisition of Real Fortune BVI

On October 1, 2011, we completed a reverse acquisition transaction through a share exchange with Real Fortune BVI and its shareholders, or the Shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Real Fortune BVI in exchange for 8 million shares of our common Stock which effectively constituted 100% of our issued and outstanding capital stock immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Real Fortune BVI became our wholly-owned subsidiary and the former shareholders of Real Fortune BVI became our controlling stockholders.  For accounting purposes, the share exchange transaction with Real Fortune BVI and the Shareholders was treated as a reverse acquisition, with Real Fortune BVI as the acquirer and Target Acquisitions as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Real Fortune BVI and its consolidated subsidiaries.

As a result of our acquisition of Real Fortune BVI, we now own all of the issued and outstanding capital stock of Real Fortune BVI, which in turn owns all of the issued and outstanding capital stock of Real Fortune HK, which in turn owns all of the issued and outstanding capital stock of China Tongda. In addition, we effectively and substantially control China Jinxin through the VIE Agreements among China Tongda, China Jinxin and the shareholders of China Jinxin.

Real Fortune BVI was established in the BVI in September 2010 to serve as an intermediate holding company.  Real Fortune HK was established in HK in April 2010. China Tongda was established in the PRC in August 2010, and in August 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of China Tongda by Real Fortune HK.  China Jinxin, our operating affiliate, was established in the PRC in December 2006.

Prior to the reverse acquisition transaction, China Tongda and China Jinxin and its shareholders entered into a series of agreements known as variable interest entity agreements (the “VIE Agreements”), pursuant to which China Jinxin became contractually controlled by China Tongda.  The use of VIE agreements is a common structure used to acquire control of PRC corporations.  The VIE Agreements included:

(1)
Management Entrustment Agreement: Pursuant to this Agreement China Tongda has the right to manage all aspects of the operations of China Jinxin and the Board of Directors of China Jinxin may not take any actions without the consent of China Tongda. The scope of the authority granted to China Tongda includes but is not limited to the right to make all major decisions, the right to manage the assets, capital and finances of China Jinxin, authority for all decisions related to human resources, daily operation management and technical support. In consideration of its services, China Tongda shall be paid an amount equal to the net income of China Jinxin and shall be required to pay to China Jiinxin the amount of any loss incurred by China Jinxin. The term of the Management Entrustment Agreement will continue for a term of thirty years, or until May 9, 2041, and will be extended automatically for successive ten year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial thirty-year term, or any ten-year  renewal term, if China Tongda notifies China Jinxin not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from China Tongda, or (iii) upon the date China Tongda acquires all of the assets, or at least 51% of the equity interests, of China Jinxin.

(2)
Exclusive Purchase Option Agreement: Pursuant to this Agreement China Jinxin and each of its shareholders granted to China Tongda exclusive options to purchase all of the assets or outstanding shares of China Jinxin.  The options are for an initial period of thirty years and will renew automatically for successive periods of ten years each unless voluntarily terminated by China Tongda.  Unless an appraisal is required by the laws of China the purchase price of the assets or outstanding equity shall be equal to the lower of (i) the actual registered capital of China Jiinxin and (ii) RMB 500,000 (approximately $78,000).

(3)
Power of Attorney: Each shareholder of China Jinxin entered into a Power of Attorney irrevocably authorizing China Tongda to exercise all of its rights as a shareholder of China Jinxin. The rights granted include,  without limitation, the right to: (i) attend the shareholders’ meetings of China Jinxin  and execute actions by written consenr; (ii) exercise all of  holder’s rights as a shareholder under the laws of the PRC and the Articles of Association of China Jinxin, including but not limited to the right to  transfer or pledge or disposition of the grantor’s shares in China Jinxin; (iii) designate and appoint  the legal representatives, Chairman of the board of directors and other members of the management of China Jinxin; and (iv) to execute the relevant share and/or asset purchase agreements contemplated in the Exclusive Purchase Option Agreement, and to effect the terms of the Equity Pledge Agreement and Exclusive Purchase Option Agreement.

(4)
Equity Pledge Agreement: Pursuant to an Equity Pledge Agreement each of the shareholders  of China Jinxin have pledged all of their shares  in China Jinx as security for the performance by China Jinxin and each of its shareholders of their obligations under the  VIE Agreements.

The foregoing description of the terms of the Management Entrustment, the Exclusive Purchase Option Agreement, the Power of Attorney and the Equity Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as exhibits to this report.

The chart below presents our corporate structure:

Because of the common control between Real Fortune HK, China Tongda and China Jinxin, for accounting purposes, the acquisition of these entities has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities.  The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

See “Related Party Transactions” for further information about our contractual arrangements with China Jinxin and its Shareholders.

Our Industry:

Introduction to iron ore

Iron ore is the main source of iron for the world’s iron and steel industries. It is an essential component used in the production of steel. Approximately 98% of the global supply of iron ore is used in steelmaking. Iron ore refers to rock that contains a sufficient level of iron minerals that can be mined economically for iron. Iron ore is mainly composed of compounds of iron and oxygen (iron oxides) mixed with gangue, or impurities that are not generally utilized commercially. The most common types of iron ore are magnetite and hematite. Other iron ore types that are naturally occurring include limonite, siderite geothite, pyrite, chamosite and greenalite. When heated in the presence of a reductant, iron ore will yield metallic iron (Fe). Iron ore is graded according to size as “lumps” or “fines” based on whether the individual particles have a diameter of more or less than six millimeters. Iron concentrate is the valuable fines that are separated commercially from iron ore in the form of rock with gangue by crushing, grinding, and beneficiation and can be agglomerated before being used in an iron making blast furnace or a direct reduction furnace. Iron ore is used directly as lump ore, or as concentrate or fines converted into pellets or sinter.

Iron is produced from iron ore by one of three methods:

1.	blast furnaces (e.g. pig iron);
2.	direct reduction processes (e.g. DRI, HBI); or
3.	direct smelting process (e.g. HISmelt, FINEX).

The latter two methods are often grouped together and referred to as “alternative iron making” processes, as together they represent a relatively small portion of the iron market. The diagram below illustrates the general production process.

Source: World Steel Association (“WSA”)
China’s iron ore reserves

According to U.S. Geological Survey(“USGS”), China ranked fifth globally in terms of iron ore reserves, accounting for approximately 12.8% or 23.0 billion tones of global iron ore reserves in 2010. According to the NBSC, China’s iron ore reserves were primarily situated in the northeastern, northern and southwestern regions of China, which together accounted for approximately 78.5% of China’s total iron ore reserves in 2009. The distribution of China’s iron ore reserves as of 2009 is illustrated below:

Source: NBSC

China’s iron ore reserves are mainly found in Liaoning, Hebei and Sichuan Provinces. These three provinces collectively account for approximately 63.3% of China’s iron ore reserves as of 2009. According to the National Bureau of Statistics of China (“NBSC”), Hebei Province had the second largest iron ore reserves in China at 3,570 Mt as of 2009, representing approximately 16.8% of national reserves. The following chart sets forth the geographic distribution of iron ore reserves in China as of 2009:

China’s iron ore production

According to NBSC and Hatch, China is one of the world’s leading producers of iron ore on a gross tonnage basis. Iron ore (run of mine) production reached approximately 1,072 Mt in 2010, representing a CAGR of approximately 19.3% since 2001 and representing an increase of approximately 21.6% compared to 2009. However, as the iron content (or ore grade) of China’s resources is generally lower than the global average, China’s iron ore output figures are usually adjusted downwards to enable reasonable comparisons with other countries. According to United Nation Conference on Trade and Development (“UNCTAD”)’s estimates, on a comparable grade basis (iron content of 63%), Chinese iron ore production was approximately 326 Mt in 2010, up approximately 39.4% from 2009. The following chart sets forth China’s iron ore output from 2001 to 2010:

Sources: NBSC and UNCTAD

According to the NBSC, the northern region of China contributed approximately 55.0% of China’s total output of iron ore in 2010. According to the NBSC, Hebei Province was the largest producer of iron ore in terms of iron ore output in China in 2010, with an iron ore output of approximately 446 Mt, which represented approximately 41.9% of the total iron ore output in China and a CAGR of approximately 25.6% from 2001. The following chart sets forth the regional iron ore output in China in 2010:

Source: NBSC

The following chart sets forth Hebei’s iron ore output from 2001 to 2010:

Hebei’s Iron Ore Output 2001-2010 (in Mt)

Source: NBSC

Iron ore demand

China is the largest steel consuming country in the world. According to World Steel Association (“WSA”), China consumed approximately 44.9% of the world’s finished steel in 2010. China is one of the fastest growing countries in terms of iron ore demand and the main driver behind the growth of the global iron ore sector. While DRI/HBI output in China is extremely limited, accounting for no more than 0.02% of the total output of China’s iron output in 2010, pig iron output increased from 147 Mt in 2001 to 590 Mt in 2010, representing a CAGR of approximately 16.7%. The following chart sets forth China’s pig iron output and indicative iron ore demand from 2001 to 2010:

Source: NBSC and Hatch estimates
(1) Iron ore demand is calculated as 1.6 times of pig iron output. DRI/HBI is not included as there are no available official statistics.

With its substantial demand for iron ore, China was the largest iron ore importer in the world in 2009. The following table sets forth the global market share of the leading iron ore importers in 2009:

Source: UNCTAD

Local iron ore output in Hebei Province has been insufficient to meet local demand over the past several years. Despite being one of the top iron ore producing regions in China, Hebei Province remained the largest net importer of iron ore in China. Hebei Province imported 119.4 Mt of iron ore in 2010 compared to 8.6 Mt in 2001. This situation is unlikely to change in the near future due to the high cost in developing mines and the rapid increase in steel production in Hebei Province. The following chart sets forth Hebei’s iron ore imports from 2001 to 2010:

Source: China Customs

Our Production Facilities

China Jinxin has an iron ore concentrate production line with an annual capacity of 300,000 tons and associated plant and office building (hereinafter collectively referred to as "production facilities"), located on the Zhuolu Mine in Zhangjiakou, Hebei Province (coordinates of N 40°16’-40°17’, E 115°16’~117°17’). China Jinxin started building its facilities in May 2007 and they were put into trial production in March 2010.

According to Geological Evaluation Report issued by Hebei Province Institute of Geological Survey in May 2011, Zhuolu Mine is an open pit mine on approximately 5.73 sq. km.  The Mine has probable reserves of 9,965.34 (Kt) and an average iron grade (TFe) ratio of 11.59%.   The stripping ratio of the mine is 0.43:1.

The production facilities were granted a Record-keeping Certificate of Fixed Assets Investment by the development and reform commission of the county-level government in July 2007. The evaluation report of the environmental effects of the project was approved by the city-level environmental protection authorities in July 2007. In connection with the development of these facilities China Jinxin acquired the necessary water permit which is valid through December 2011.

China Jinxin successively obtained temporary manufacturing licenses for metallurgical mineral production from Zhangjiakou City on March 22, 2009, March 23, 2010 and January 1, 2011, respectively.  The period of the latest license extends through the end of this year.  Pursuant to these licenses, China Jinxin has been able to process the ore displaced during the course of establishing its facilities.  The licenses permit China Jinxin to produce only metallic iron and no other metals. The production facilities include among other items, a crushing line, a magnetic separation facility, a tailing disposal line and electric transformers.

Crushing Line:

The crushing line can process up to 8,000 tons of crude iron ore per day. It has forty-five crushing machines, six ball mills, three belt conveyors.

Magnetic separation line:

China Jinxin has 24 magnetic separation machines and 16 mechanical flotation machines. The magnetic separators can process up to 8,000 tons of crude iron ore per day. Ore is generally run through the magnetic separators three times before it moves to the next stage of processing.

Tailing disposal line:

The tailing disposal line can process up to five thousand cubic meters of water per day.  In addition, there is an impounding reservoir on the mine which has a capacity of fifty million cubic meter of water for use in processing iron ore.

Description of Property

The overview of  China Jinxin’s production facilities on GOOGLE Earth
(N 40°16’-40°17’, E 115°16’~117°17’)

China Jinxin has leased 15.80 hectares land located on the Zhuolu Mine, on which it built its production facilities and office buildings. This lease was confirmed by the local villagers’ committee and received the relevant approvals from the local township government which entered into appropriate agreements with China Jinxin. Pursuant to such agreements, the lease term is from December 30, 2006 to December 30, 2026 and the total compensation was approximately RMB 5,000,000 ($0.75 million USD).

China Jinxin has constructed five houses at its production facilities. Pursuant to the certificates of ownership, the total area of the houses is 9,755 square meters, among which the valid period of the corresponding land use right of 9,646.49 square meters terminates on August 30, 2009, and the balance terminates on March 6, 2014.

The land occupied by our production facilities has been designated for construction. According to Chinese laws and regulations, only state-owned land can be used for construction. However, the land occupied by China Jinxin’s production facilities is not state-owned.  It is currently owned collectively by local villagers.  As a result, the land has to be acquired by the local government and then transferred to China Jinxin.  China Jinxin is working with the authorities to complete this process.  Because the requisite procedures have not been completed, the houses, office buildings and production facilities on the land are subject to limitations on transfer or the granting of mortgages.

Our Products

To date we have produced iron ore concentrate from iron ore displaced during the course of establishing our facilities on the Zhuolu Mine. Our iron ore concentrate have had a number of commercially attractive characteristics, including high iron content and relatively low levels of impurities, such as sulphur, phosphorus, silicon and titanium, the presence of which is generally undesirable for steel production. As a result, we have been able to efficiently produce high quality iron ore concentrate through simple, low-cost magnetic processing methods. Our iron concentrate have been graded at 66%, more than sufficient for the production of crude steel which generally requires concentrated iron graded at 63.5%~66%.

Below are some technical properties of our iron ore concentrate as compared to iron ore concentrate produced in other regions:

Chemical composition of concentrated iron ore (%)

Product Origin	Tfe	FeO	SiO2	Al2O3	S	P
Hubei	61.02	24.34	5.02	1.28	0.64	0.022
Benxi, Liaoning	69.01	29.32	3.15	0.47	0.073	0.009
Xinjiang	64.34	25.13	4.31	0.86	0.066	0.007
China Jinxin	66.05	23.01	2.1	1.75	0.032	0.0047
Brazil 1	67.65	0.77	1.99	0.43	0.009	0.022
Brazil 2	66.79	0.19	2.47	0.82	0.017	0.024
India	65.01	0.46	3.1	2.11	0.057	0.026
China Jinxin Particle size: 85% per 200 mesh;
Source: State Bureau of Technical Supervision

The following table sets forth information regarding our production and sales volume of iron ore concentrate for the periods indicated:

	2010	2011 (for the first six months)
Production volume(t)	110,569.52	30,233.20
Sales volume(t)	110,569.52	25,282.87

Customers

To date, one customer, Handan Steel Group Company (“HSG”), a subsidiary of Hebei Steel and Iron Company, a state owned enterprise, has accounted for nearly 100% of our sales.  China Jinxin has entered into a long-term (ten years) contract with HSG expiring in January 2019 whereby China Jinxin agreed to sell and HSG agreed to purchase all of the output from our production facility. The price we receive for our output is determined by HSG in light of market prices and the quality of our product and is to result in a proper profit margin.  If China Jinxin is not satisfied with the price set by HSG it can attempt to renegotiate the price.  To date, the prices paid have been satisfactory and sufficient to result in a profit for China Jinxin.  There is no assurance as to what recourse China Jinxin would have if the prices set by HSG were unacceptable.

Hebei iron ore concentrate prices

Since Hebei Province is the largest iron ore concentrate producing and consuming province in China, the prices for iron ore concentrate in Hebei Province are usually viewed as key references of the domestic spot market, and have usually been higher than those of Liaoning’s and Sichuan’s spot market prices given comparable iron content.

Prices for iron concentrate in Hebei Province fluctuated between RMB600 to RMB800/tonne (approximately $92 to $123 per tonne) during 2004-2006. Since the second quarter of 2007, prices for iron concentrate began to increase and peaked at approximately RMB1,580/tonne (approximately $243 per tonne)in July 2008, driven by robust steel demand from the infrastructure and real estate industries, among others.

However, when the global financial crisis emerged, shrinking demand caused a sharp drop in prices in the third quarter of 2008 and reduced prices for iron concentrate back to the levels between 2004 and 2006. Since the second quarter of 2009, China’s domestic iron ore concentrate prices have been improving and showed a upward trend through the first quarter of 2011, and retreated slightly in the second quarter of 2011.

The following chart sets forth the iron concentrate prices in the Chinese domestic market from January 2004 through January 2011:

Source: Mysteel and Steelhome

(1) Hebei Province (Tangshan): 66% Fe, dry base, ex-work price and inclusive of VAT.
(2) Liaoning Province (Beipiao): 66% Fe, wet base, ex-work price and inclusive of VAT.
(3) Sichuan Province: 59% Fe between January 2004 and December 2007, 60% Fe since January 2008, dry base, ex work price and inclusive of VAT.
(4) The VAT was 13% before 1 January 2009 and 17% for the periods thereafter.

Product Delivery

Our product is delivered to HSG by truck.  Currently, pursuant to our agreement HSG absorbs the cost of shipping.  We believe the roads surrounding our facility are adequate for purposes of delivering our products which generally will be sold to users which anticipate receiving delivery by trucks and that the proximity of our facilities to HSG provides us with a competitive advantage with respect to sales to HSG.

Employees

Our senior management is comprised of a group of highly experienced professionals in the iron ore mining and processing field with an average industry experience exceeding 10 years. We have filled mid-level management positions and other key functions in our Company with specialists to support our senior management. We require our employees to have appropriate education, training and/or work experience in their respective fields. We believe that our management team possesses in-depth knowledge critical to our Company’s success in the iron ore industry and is capable of identifying and seizing market opportunities, formulating sound business strategies, assessing and managing risks, implementing management and production schemes, and increasing our overall profit to maximize our shareholder value.

We currently employ a staff of 124 employees, the majority of which work at our production facilities. We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities for our operations in the PRC.  According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees and to pay them no less than the local minimum wage.

Department	Employee #
Administrative	18
Finance	4
Quality Control	2
Production	34
Exploration	34
Maintenance	32
Total	124

Competition

The Chinese iron ore industry is highly fragmented and is dominated by small sized producers. According to the CISA, the iron ore output from small and medium-scale mines in 2010 was 881 Mt, which accounted for approximately 82% of total iron ore output in China. The remaining 18% of China’s iron ore output was produced by large-scale mines, most of which belong to state-owned steel companies. According to the CISA, iron ore mines are classified by their annual production capacity of iron ore. Large-scale mines have a production capacity greater than 2,000 ktpa. Medium-scale mines have a production capacity between 600 ktpa to 2,000 ktpa. Small-scale mines have a production capacity of less than 600 ktpa.

Source: CISA and Hatch estimates

(1) Major producers refer to those members of the CISA with the largest volume of iron concentrate output. All the major iron concentrate producers listed are state-owned.

In our primary market Hebei, we face competition from local iron ore producers. According to Metallurgical Mines’ Association of China (“MMAC”) and Hatch, Hebei Province has the largest number of iron ore mines in China. There were approximately 2,700 small-scale iron ore mines in Hebei Province as of 31 December 2009. The iron ore output of Hebei Province was approximately 446 Mt in 2010. According to the Hebei Metallurgical Mining Industry Association, large-scale iron ore mines in Hebei Province are generally owned by state-owned enterprises. Key iron ore producers in Hebei Province include Hebei Steel Group, Shougang Group and Hanxing Mining. Hebei Steel Group, Shougang Group and Hanxing Mining produced 26.4 Mt, 10.8 Mt and 7.0 Mt, respectively, of iron ore in 2010. Together, these three state-owned iron ore producers collectively accounted for approximately 9.9% of Hebei’s total iron ore output in 2010. The table below provides information on the top ten iron ore mines in Hebei Province, based on estimated resources:

Top 10 Iron Ore Mines in Hebei Province as of December 31, 2009
	Ownership	Resources ¹ (thousand tones)
1.	State-owned	1,069,481
2.	State-owned	931,148
3.	State-owned	887,390
4.	State-owned	421,327
5.	State-owned	380,689
6.	Privately – owned	311,760
7.	State-owned	255,631
8.	State-owned	221,982
9.	Privately - owned	162,300
10.	State-owned	119,703
Source: Hatch

1. Resources represent a concentration of naturally occurring solid, liquid, or gaseous material in or on the Earth’s crust in such form and amount that economic extraction of a commodity from the concentration is currently or potentially feasible.

We believe we have an advantage over our competitors mainly because of (i) the high grade and quality of the iron ore in the mines surrounding our property which, if we obtain the output from these mines, will allow us to efficiently produce high grade concentrate and (ii) our close proximity to major potential customers and the associated low transportation costs.

Because of the economies of transportation, most large iron producers supply their products to steel companies located relatively near their facilities. Given that demand for iron currently exceeds the capacity of the larger producers, the smaller producers generally supply their iron ore to the same steel companies.  The larger producers tend to be state owned enterprises and due to the capital required, it is difficult for smaller competitors to enter the market.  Consequently, we believe that if we have sufficient capital, we can compete effectively.

Mining Rights

Iron ore mining enterprises in China must obtain a mining permit and a production safety permit for each mine prior to conducting mining operations.  To date, China Jinxin has not obtained any mining permit. However, we obtained a temporary manufacturing license for metallurgical mineral production, which enables us to process iron ore displaced during the construction of our production facilities on the Zhuolu Mine.

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The Zhuolu county government engaged the Hebei Province Institute of Geological Survey (“the Institute”), an independent state-owned authorized geological survey entity, to carry out a geological survey on the Zhuolu Mine, an area of approximately 5.73 sq. km. The Institute obtained survey approval from the State Department of Land and Resources of Hebei Province and conducted the survey. In May 2011, the Institute issued its Geological Evaluation Report (“the Report”) and submitted the Report to Department of Land and Resources of Hebei.  The Zhuolu county government has applied to the State Department of Land and Resources of Hebei for a grant of mining permit for the Zhuolu Mine (“Mining Rights”) and expects to receive the rights from within one year. Once the Mining Rights are granted by the Province, the Zhuolu county government will assign the Mining Rights to outside mining and exploration companies through public bidding.

China Jinxin entered an agreement dated April 11, 2011, with the Zhuolu county government regarding the Mining Rights on Zhuolu Mine. Pursuant to this agreement, China Jinxin prepaid all the fees related to the geological survey for the Zhuolu county government, a total of RMB1.98 million (approximately $300,000).   The Zhuolu county government agreed that if China Jinxin obtains the Mining Rights through future public bidding, the amount paid for the survey by China Jinxin will be credited against the total price of the Mining Rights and if China Jinxin does not obtain the Mining Rights, the Zhuolu county government will reimburse the geological survey fees to China Jinxin.  The county government also agreed that if China Jinxin were not to obtain the mining rights it would cause the winning bidder to give China Jinxin priority to purchase the crude iron ores extracted from the Zhuolu Mine.

Suppliers

Our major suppliers include suppliers of machinery and equipment, spare parts, diesel fuel, electricity and water. Our operations use electricity supplied by the local power grid. We use water sourced from nearby rivers at our processing plants. We also recycle and reuse water from our tailings ponds. Our electricity and water costs amounted to RMB 34,173,346.55(approximately $5,257,000) and RMB 11, 213,761.22 (approximately $1,725,000) for year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

We obtain gas and diesel fuel from local gas stations and incurred costs of RMB 3,808,347 (approximately $585,900) and RMB 902,514 (approximately $138,800) for the year ended December 31, 2010 and for six months ended June 30, 2011, respectively.  We also purchase spare parts from a local supplier, Nanguo Tengfei Ore Machinery Co., Ltd., and our costs for spare parts were RMB 3,203,000(approximately $492,700) and RMB 774,250 (approximately $119,100) for the year ended December 31, 2010 and six months ended June 30, 2011. We believe there are a number of suppliers of each of the items we need available to us and do not anticipate any material shortages.

Research and Development

 We had no research and development expenses in 2010. We currently have no plans for any research and development activities and do not anticipate any material research and development costs.

Our Growth Strategy

Chinese demand for iron or steel products has increased at a rate of nearly 10% annually in recent years.  We believe demand for high quality iron ore concentrate will continue to grow domestically and globally, thus affording us an opportunity to grow and expand our business operations. We intend to seek to grow our business through the acquisition of other mines and production facilities, in particular, by acquiring the right to mine in the areas surrounding our current production facilities.

We anticipate that some of our acquisitions will be of existing mines and some will be of undeveloped properties.  In all cases, they will be properties with established reserves.  Our five-year goal is to control 50 million tons of reserves and to produce iron ore concentrate up to 1.1 million tons per year.  Our primary criteria for selecting target mines are as follows:

1.	the resources, reserves and mining operations of the target mines;
2.	the grade, mining costs and sustainability of the target resources and reserves;
3.	exploration potential;
4.	the financial costs and benefits of the acquisition;
5.	valid land use rights and property ownership and no material legal risks; and
6.	the contributions of the acquisition towards the overall sustainability of our business.

In addition to the Zhuolu Mine, we are researching and seeking to acquire several other mines.

We will finance our acquisitions, as well as the improvements necessary to existing mines and the development of mines on undeveloped properties, by using internally generated cash, as well as cash raised by issuing equity securities and debt financing.

We anticipate that all of our acquisitions will be in China.  We also expect that our customer base will increase as we gain access to additional steel manufacturers.

Government Regulation

Regulations Relating to Exploitation and Mineral Rights

The PRC government maintains a Catalogue for the Guidance of Foreign Investment Industries (“Catalogue”), which was promulgated and is amended from time to time by the Ministry of Commerce (“MOFCOM”) and the National Development and Reform Commission (“NDRC”). The Catalogue divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. According to the Catalogue of Industries for Guiding Foreign Investment (Revised 2007) which was promulgated on October 31, 2007, iron ore exploration, mining and mineral processing projects belong to Catalogue of Encouraged Foreign Investment Industries.

Mining activities in the PRC are subject to the People’s Republic of China Mineral Resources Law (“Mineral Resources Law”), promulgated by the PRC Government on March 19, 1986 and amended on August 29, 1996. The Mineral Resources Law regulates matters relating to the planning or engaging in the exploration, exploitation and mining of mineral resources. According to the Mineral Resources Law all mineral resources, including iron ore, are owned by the State. Except under limited circumstances, any enterprise planning to engage in the exploration, exploitation and mining of mineral resources must first apply for and obtain exploration rights and mining rights before commencing the relevant activities. The Mineral Resources Law prohibits the transfer of exploration and exploitation rights in general unless the transfer falls within certain specified circumstances.

Exploration, exploitation and mining operations must comply with the relevant provisions of the Mineral Resources Law and other relevant regulations, and are under the supervision of the Ministry of Land and Resources. Exploration and exploitation of mineral resources also are subject to examination and approval by the Ministry of Land and Resources and relevant local authorities. Upon approval, a mining permit is issued by the relevant administrative authorities, which are responsible for supervision and inspection of mining exploitation in their jurisdictions. The holders of mining rights are required to file annual reports with the relevant administrative authorities.

 Mineral products illegally extracted and incomes derived from such activities may be confiscated and may result in fines, revocation of the mining permit and, in serious circumstances, criminal liability.

Regulations Relating to Metallurgical Mineral Production License

The Hebei Provincial Government has implemented a production license system for metallurgical mineral products. On November 1, 2006, the Hebei Provincial Government promulgated Regulations on Supervision and Administration of Production and Operation of Metallurgical Mineral products, and on January 28, 2011, issued its implementation regulations. According to these regulations, any company that engages in metallurgical mineral production must acquire a metallurgical mineral production license with a valid period of three years from the Hebei Provincial Government. If the business license, mining right or non-coal mine safety production license of the company is revoked or withdrawn, the metallurgical mineral production license will lapse.

China Jinxin has obtained on an annual basis temporary metallurgical mineral production licenses issued by Zhangjiakou Metallurgical and Mineral Industrial Administration Agency.  The current temporary license expires on December 31, 2011. China Jinxin intends to apply to the Hebei Provincial Government for a formal metallurgical mineral production license after obtaining its mining rights.

Regulation Relating to Investment Projects

According to the Decision of the State Council on Reforming the Investment System promulgated on July 6, 2004, with the exception of iron ore projects with the proved industrial reserves equal or above 50 million tons and iron making, steel making and steel rolling projects increasing production capacity, which shall be verified and approved by the investment administration authority of the State Council; all other iron ore development projects must be verified and approved by the investment administration authorities of provincial governments. China Jinxin’s iron ore concentration projects with annual production capacity of 300,000 tons was verified and approved by the Hebei Development and Reform Commission on January 22, 2007.

Regulations on environmental protection

The major environmental regulations applicable to us include the Environmental Protection Law of the People’s Republic of China, the Water Pollution Prevention Law of the People’s Republic of China, the Atmospheric Pollution Prevention Law of the People’s Republic of China, the Environmental Impact Assessment Law of the People’s Republic of China and Law of the People's Republic of China on the Prevention and Control of Environmental Pollution by Solid Waste and the Regulations Governing Environmental Protection in Construction Projects. Also, general environmental regulations relating to noise and the treatment of industrial waste are applicable to our operations.

All phases of our operations are subject to environmental regulations and discharge standards promulgated by governmental agencies in China. Before we may begin project development and production, we must comply with environmental regulations and standards. Environmental regulations set forth limits and prohibitions on spills, releases or emissions of various substances produced in association with certain processing and manufacturing operations. A breach of any regulations may result in imposition of fines and penalties and even curtailment or suspension of our operations. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

China Jinxin entrusted the Environmental Protection and Research Institute of Zhangjiakou city to conduct the environmental impact assessment of its iron ore mining and selecting project, and the Environmental Impact Report was issued in May 2007. Based on this report, Zhangjiakou Environmental Protection Department approved the construction of the project on July 26, 2007.

Regulations on Water Drawing

Pursuant to the Regulation on the Administration of the License for Water Drawing and the Levy of Water Resource Fees promulgated on February 21, 2006, effective on April 15, 2006, any entity or individual that draws water resources shall, except for the circumstances prescribed in the Regulation, apply for a license certificate for water drawing, and pay water resource fees. The valid term of a license certificate for water drawing is generally five years, and may not exceed ten years. If, at expiry of the valid term, the license certificate needs to be renewed, the water drawing entity or individual shall file an application to the original approval organ within 45 days prior to the expiry of the term. The original approval organ shall, prior to the expiry of the term, decide whether or not to approve the renewal.

China Jinxin received the License for Water Drawing from the local water bureau with yearly water drawing of 20 thousand cubic meters on December 7, 2006. The water license expires on December 6, 2011.

Regulations on Annual Inspection

In accordance with relevant PRC laws, all types of enterprises incorporated under the PRC laws are required to conduct annual inspections with the State Administration for Industry and Commerce of the PRC or its local branches. In addition, foreign-invested enterprises are subject to annual inspections conducted by other applicable PRC governmental authorities. In order to reduce enterprises’ burden of submitting inspection documentation to different governmental authorities, the Measures on Implementing Joint Annual Inspection on Foreign-invested Enterprises issued in 1998 by SAFE, together with six other ministries, stipulated that foreign-invested enterprises must participate in an annual inspection jointly conducted by all relevant PRC governmental authorities.

Regulation Relating to Mining Safety

Pursuant to the Work Safety Law of the PRC promulgated on June 29, 2002 and effective on November 1, 2002 and the Law of the PRC on Safety in Mines and its related implementation rules promulgated on November 7, 1992 and October 30, 1996 and effective on May 1, 1993 and October 30, 1996, respectively, (a) safety facilities in mine construction projects must be designed, constructed and put into operation at the same time as the commencement of the principal parts of the projects; (b) the design of a mine shall comply with the safety rules and technological standards of the mining industry and shall be approved by the relevant authorities; and (c) such mines may start production or operations only after they have passed the safety check and approval process as required by the relevant PRC laws and administrative regulations.

The Regulation on Work Safety Licenses was promulgated and became effective on January 13, 2004. Pursuant to the regulation, (a) the work safety licensing system is applicable to any enterprise engaging in mining and such enterprise may not produce any products without obtaining a work safety license; (b) prior to producing any products, the mining enterprise shall apply for a work safety license, which is valid for three years; and (c) if a work safety license is required to be extended, the enterprise must apply for an extension with the administrative authority who issued the original license within three months prior to the expiration of the original license.

In addition, the Implementation Measures for non-coal mining enterprises work safety licenses was promulgated and became effective on June 8, 2009. Under this legislation, non-coal mining enterprises, i.e., metal and non-metal mine enterprises, and also its tailings ponds, geological exploration units, mining engineering corporations, oil and natural gas enterprises need to obtain a safety production permit before any productive activities, every independent productive system of the metal and nonmetal mine enterprises need to obtain a separate safety production permit. The licenses last for three years, and can be extended if the non-coal mining enterprises apply to the administrative authority three months before its expiration date.

Pursuant to the Provisional Regulations on the Installation, Use, Monitoring and Inspection of the ‘‘Six Major Systems’’ for Safety and Refuge in Underground Metal and Non-metal Mines promulgated on October 9, 2010 by the State Administration of Work Safety, underground metal and non-metal mines should install the ‘‘six major systems’’ for safety and refuge, namely the monitoring and control system, underground workers positioning system, emergency refuge system, pressurizing self-rescue system, water supply rescue system and communications system according to the time limit set down by the regulations, and should also have in place specially designated staff for the management and maintenance of these systems. The safety production permits shall be withheld by safety production regulation authorities above county level for enterprises operating on underground mines which have failed to comply with the requirements to complete the construction of such ‘‘six major systems’’ for safety and refuge within the time limit, which shall be ordered to make rectifications within a time limit, failing which the local government is entitled to shut down the operations of such enterprises.

Pursuant to the Provisional Regulations on Requirements for Management Members of Metal and Non-metal Mining Enterprises to Accompany Workers in Descending and Ascending Underground Mines and the Monitoring and Inspection of Compliance Therewith implemented with effect from November 15, 2010, mining enterprises must ensure that there is at least one responsible person (person-in-charge, member of the management or deputy chief engineer) for each group to carry out on-site underground mining operations and that he shall accompany workers in descending and ascending the underground mines. Where mining enterprises have failed to establish a complete and sound or any system for management members to lead workers in underground mining operations in accordance with the regulations, such enterprises shall be given warnings and shall be fined RMB 30,000; the persons-in-charge shall also be warned and fined RMB 10,000; where the contravention is serious, the safety production permit shall be withheld and the operation shall be suspended for rectifications in accordance with the law. Where management members of mining enterprises have failed to lead workers in underground mining operations, such enterprises shall be given warnings and be fined RMB 30,000; where the contravention is serious, the operation shall be suspended for rectifications in accordance with the law, and management members who have breached the regulations shall be deemed to have left their post without permission and shall be fined RMB 10,000.

Pursuant to Law Of The People's Republic Of China On Safety In Mines adopted on November 7, 1992, and Implementing Rules on Law Of The People's Republic Of China On Safety In Mines of Hebei Province effective in September 1995 and as amended in December 1997, the designs of safety facilities in mine construction projects must be examined by the administration department of mining enterprises together with the participation of the competent department of labor administration; and upon completion, the safety facilities in mine construction projects shall be subject to inspection for acceptance by the authorities in charge of mining enterprises, with participation of the competent department of labor administration; those failing to comply with the safety rules and technological standards for mining industry may not pass inspection for acceptance, and may not be put into operation; managers of mines must prove, through examination, to have special knowledge of safety and the capability of leading safe production and disposing of accidents in mines; personnel in charge of safety work in mining enterprises must possess necessary specialized knowledge of safety and experience in safety work in mines; special operators in charge of safe production in mining enterprises must receive special training; they may take up a post of such duty only after they have obtained a certificate of operation qualification after passing due examination and verification. The law also provides for the conditions for safe production, the requirements to implement safety rules and industry technical specifications, and to prepare and implement operational procedures.

China Jinxin is still in trial production stage. After obtaining the Land Use Rights and mining rights, China Jinxin will apply to the local mining authorities for a formal approval on formally placing into production, and also apply for a production safety license. China Jinxin is seeking mining managers with qualification certificate and mine safety certificates.

Pursuant to Regulation on the Safety Administration of Explosives for Civilian Use adopted on April 26, 2006, the State applies a licensing system to the production, sale, purchase, transport and blasting operation of explosives for civilian use. As a mining company, China Jinxin needs to obtain the Purchase Permit of Explosives for Civil Use and Blasting Operation Permit to purchase and use explosives legally. China Jinxin is currently applying for the two permits.

Regulations on Work Safety

The Work Safety Law of PRC (the “Work Safety Law”) was promulgated as of June 29, 2002. It regulates the work safety of those entities that engage in production and business operation activities within the territory of the PRC (hereinafter referred to as “production and business operation entities”). All production and business operation entities must observe the Work Safety Law and any other relevant laws or regulations concerning work safety, strengthen the administration of work safety, establish and perfect the system of responsibility for work safety, perfect the conditions for safe production, and ensure safety during production. The production and business operation entities must provide conditions for safe production as provided in the Work Safety Law and other relevant laws, administrative regulations, national standards and industrial standards.

Any entity that does not maintain the conditions for safe production may not engage in production and business operation activities.

The Department of the State Council in charge of the supervision and administration of work safety is required to implement comprehensive supervision and administration of work safety in the PRC. The relevant governmental authorities superior to the county level and in charge of the supervision and administration of work safety are required to implement comprehensive supervision and administration of work safety within their respective administrative jurisdictions according to the Work Safety Law.

In case of a violation of the Work Safety Law, the relevant authorities can order the decision-making department or key person-in-charge of any production and business operation entity to correct the violation, suspend production or business and can take other administrative measures. If a work safety accident has resulted and a crime has been committed, the key person-in-charge may assume criminal liabilities according to the relevant provisions of the Criminal Law.

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 2008 and various regulations issued by the State Administration of Industry and Commerce and the State Administration of Foreign Exchange (“SAFE”) and other relevant PRC governmental authorities, Renminbi are freely convertible only to the extent of current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from SAFE or its local counterpart for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into Renminbi.

On August 29, 2008, SAFE promulgated a circular regulating the conversion by a foreign-invested company of its registered capital in foreign currency into Renminbi by restricting how the converted Renminbi may be used. This circular stipulates that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within China. Violations of this circular can result in severe penalties, including monetary fines.

In addition, any foreign loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount.

Regulation on Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, SAFE issued Circular 75, which regulates foreign exchange matters in relation to the use of a “special purpose vehicle” by PRC residents to seek offshore equity financing and conduct “return investment” in China. Under Circular 75, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC citizens or PRC entities (collectively, as PRC residents) for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, while “round trip investment” refers to the direct investment in China by PRC residents through the use of “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets. Circular 75 requires that, before establishing or controlling a “special purpose vehicle,” PRC residents are required to complete foreign exchange registration with the competent local counterparts of SAFE for their overseas investments. In addition, such PRC resident is required to amend his or her SAFE registration or to file with SAFE or its competent local branch, with respect to that offshore special purpose vehicle in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China by the offshore special purpose vehicle. To further clarify the implementation of such amendment or filing procedure, SAFE requires domestic enterprises under Circular 75 to coordinate and supervise such amendment or filings with SAFE or its local counterparts by such PRC residents. If PRC residents fail to comply, the domestic enterprises are required to report to the local SAFE authorities.

Failure to comply with the registration procedures set forth in Circular 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including being prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to its offshore parent or affiliate, and restrictions on the ability to contribute additional capital from the offshore entity to the PRC entities, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulation on Overseas Listings

On August 8, 2006, MOFCOM, the CSRC, the State-owned Assets Supervision and Administration Commission, the SAT, the State Administration of Industry and Commerce and SAFE jointly promulgated the “Rules on the Mergers and Acquisition of Domestic Enterprises by Foreign Investors,” which became effective on September 8, 2006, and was further amended on June 22, 2009, or the M&A Rules.

Among other things, the M&A Rules include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign-owned enterprises include: Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000 and Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended in 2001. Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside 10% of their after-tax profits based on the PRC accounting standards each year, if any, to fund their general reserve fund, until the accumulative amount of such reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. Besides the compulsory reserve fund, wholly foreign-owned enterprises may also set aside any funds from their after-tax profits, at the discretion of their shareholders. In addition, dividends we pay to our non-PRC shareholders may be subject to a 10% withholding tax, unless otherwise set forth in the tax treaties between China and other countries or areas.

Regulations Relating to Taxation

The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, unless where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

 Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation in April 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprises” clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities.

Under the implementation regulations to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in the PRC will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders’ meetings; and 50% or more of the senior management or directors having voting rights.

Pursuant to the Notice of Value-added Tax Rate in Metal and Non-metal Mineral Dressing Products promulgated on December 19, 2008 and effective on January 1, 2009, beginning from January 1, 2009, the value-added tax rate for metal and non-metal mineral dressing products, including iron ore, is adjusted from 13% to 17%.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to Our Business

We have a limited operating history which makes it difficult to assess our business or prospects.

Our operations to date have been limited. We have not yet obtained the necessary permits to mine in the areas surrounding our production facilities located in Hebei Province. From March through September 2010 we conducted trial production with iron ore recovered during the construction of our production facilities and ancillary roads, in accordance with approvals granted by the local mineral authorities. If we are unable to obtain the necessary permits to mine in the areas surrounding our production facilities we will have to purchase iron ores from third parties for processing at our production facilities. To date, all of our sales have been made to a single customer.  Consequently, it is difficult to assess our business or prospects.

We have not yet obtained the necessary permits to mine in the areas surrounding our production facilities. Our failure or inability to obtain, retain or renew required government approvals, permits and licenses for our exploration and mining activities could have a material and adverse effect our business, financial condition and results of operations.

Under the Mineral Resources Law of the PRC, all mineral resources in China are owned by the state. Mining companies like us must obtain certain government approvals, permits and licenses for each mining and exploration project. Our ability to carry on our business is therefore subject to our ability to obtain, renew and maintain such requisite mining and exploration approvals, permits and licenses.

In particular, under relevant PRC laws and regulations, mining companies are required to obtain mining permits to conduct mining activities. Before commercial mining activities may commence, the permit holder must also obtain the relevant production safety permits as well as pass the inspection conducted by relevant environmental protection authorities, which are required by PRC production safety and environmental protection-related laws as well as the local laws and regulations of Hebei Province, where our operations are located.

We have not yet obtained all the necessary permits to operate our production facilities.

We cannot guarantee that we will be able to obtain, retain and  renew our approvals, permits and licenses or that we will be able to successfully obtain, retain or renew future approvals, permits and licenses in a timely manner, or at all, or that such approvals, permits and licenses will not be revoked by the relevant authorities. Moreover, the authorities may impose different or additional conditions on our approvals, permits and licenses that may be burdensome and costly to fulfill. We have been operating under a temporary manufacturing license for metallurgical mineral production, which has been granted on an annual basis, the last of which will expire on December 31, 2011. Failure to obtain, retain or renew and ensure continued compliance with such approvals, permits and licenses as planned may cause us to experience delays in our production plans, thereby adversely affecting our business, financial condition and results of operations.

We are dependent on a single customer.

To date, all of our iron ore concentrate have been sold to Handan Steel Group Company (“HSG”), a subsidiary of Hebei Steel and Iron Company, a state owned enterprise. If this customer significantly reduces its purchases of iron ore concentrate from us, or if we are unable to sell iron ore concentrate to it on favorable terms or at all, and we are unable to obtain additional customers, our business, financial condition and results of operations may be materially and adversely affected. Our ability to receive payment for the sale of our iron ore concentrate depends on the continued creditworthiness of our customers. Furthermore, the bankruptcy of any of our customers could materially and adversely affect our business. We may be required to extend credit to customers, including on terms that could increase the risk of payment default, in order to compete with the terms offered by other iron ore concentrate suppliers

Our business and results of operations will depend on the market price of iron ore concentrate, which is driven by factors beyond our control.

Our business is sensitive to fluctuations in the price of iron ore concentrate. Like many producers of iron ore concentrate in China, our iron ore concentrate is priced primarily by reference to market prices. Consequently, fluctuations in the market price of iron ore concentrate, due to numerous factors beyond our control such as an imbalance in the supply of and demand for iron ore concentrate in local, national and global markets, the availability of competitive supplies, pricing mechanisms and foreign exchange rates, directly affect the pricing of our iron ore concentrate and our results of operations.

The price of iron ore concentrate has historically been subject to significant fluctuations in response to market forces, such as global iron ore production levels, demand for steel products and general global and PRC economic conditions. Any sustained adverse movement in the price of iron ore concentrate in the future will have a material adverse effect on our business, financial condition and results of operations.

We do not have the land use rights to the property upon which our mine is located.

The land occupied by our production facilities has been listed in the overall plan for land utilization of Zhangjiakou City as land to be used for construction. According to Chinese laws and regulations related to land management, only the state-owned land can be used for construction.  The land occupied by our production facilities is still owned collectively by local villagers at present and only could be used by us for construction after it is changed to state-owned land through acquisition by the local government. We cannot assure you that we will obtain the land use rights to the property upon which our production facility is located. The failure to obtain such land use rights would have a material and adverse effect on our business, financial condition and results of operations.

Our mining operations have a finite life, and eventual closure of these operations will entail costs and risks regarding ongoing monitoring, rehabilitation and compliance with environmental standards.

Our mining operations have finite lives. We will have to discontinue our mining operations upon closure of our mine. Moreover, the closure of mines entails significant costs and risks, including among others:

•	long-term management of permanent engineered structures;
•	compliance with environmental closure standards;
•	orderly retrenchment of employees; and
•	relinquishment of the site with associated permanent structures and community development infrastructure and programs to new owners.

The successful completion of these tasks depends on our ability to successfully implement negotiated agreements with the relevant governmental authorities, community organizations and employees. The consequences of a difficult closure range from increased closure costs and handover delays to ongoing environmental rehabilitation costs and damage to our reputation if desired outcomes cannot be achieved, which could materially and adversely affect our business and results of operations.

Our plan to acquire additional mineral reserves may not succeed.

We intend to expand our mineral reserves by acquiring additional mining assets. However, we may encounter intense competition from other companies seeking to acquire the same assets and we may fail to select or value targets appropriately. One of the important factors that we will consider when we select or value targets is their resource and reserve estimates. Resource and reserve estimates involve professional judgments based on factors such as technical data, experience and industry practice. The accuracy of these estimates may be affected by many factors, including the quality of the results of exploration drilling, sampling of the ore, analysis of the ore samples, estimation procedures and the technical expertise and experience of the persons making the estimates. There are also many assumptions and variables beyond our control that may result in inherent uncertainties in estimating reserves. As a result, resource and reserve estimates may be inaccurate and may lead to a failure to select or value targets appropriately, which may in turn result in our inability to successfully implement our expansion plans at a reasonable cost, or at all.
Even if we discover or acquire mineral reserves at a price that we believe is in the interests of our
Company, it can take several years from the initial phases of drilling until production is possible, during which the economic feasibility of production may change. It takes substantial time and expenditures to:

•	comprehensively establish ore reserves through drilling;
•	determine appropriate mining and production processes for optimizing the recovery of iron contained in ore;
•	obtain environmental and other licenses;
•	construct mining and processing facilities; and
•	obtain the ore or extract iron content from the ore.

If a project proves not to be economically feasible by the time we are able to exploit it, we may incur substantial losses or write-offs. In addition, potential changes or complications involving metallurgical and other technological processes arising during the life of a project may result in cost overruns that may render the project not economically feasible. We also face risks in relation to changes to applicable laws and regulations, compliance with which may make extracting the ore more expensive than we had previously estimated. We therefore cannot assure you that new mineral reserves will be successfully developed or integrated within our existing operations at a reasonable cost within a reasonable period of time or at all or that they will generate the expected economic returns. If our expansion plans are delayed or they fail to deliver the expected economic benefits, our business, financial condition and results of operations would be materially and adversely affected.

We face certain risks and uncertainties beyond our control that are associated with our operations and our customers’ operations.

Our mining and processing operations are subject to a number of operating risks and hazards, some of which are beyond our control. These operating risks and hazards include the need to carry out unscheduled maintenance; critical equipment failures in our mining or ore processing operations; industrial accidents; water, power or fuel supply interruptions; fires, inclement or hazardous weather conditions and natural disasters; and unusual or unexpected variations in the ore and in the geological or mining conditions such as instability of the open-pit slopes and subsidence of the working areas. Any of these risks and hazards or any combination thereof may disrupt or result in a suspension of our operations, increase production costs, result in property damage, personal injuries and liability to us and harm our reputation. Natural disasters and industrial accidents also may interrupt our customers’ operations and production, impacting the demand they may have for our products. Moreover, natural disasters and industrial accidents may damage or substantially hamper critical ancillary operations such as the transportation of our products to our customers. The occurrence of any natural disaster or industrial accident adversely affecting our customers and their ancillary operations may have a material adverse effect on our business, financial condition and results of operations.

Our insurance coverage may be insufficient to cover our business risks.

We face various operational risks in connection with our business. However, we are not insured against certain risks. Any losses and liabilities for which we are not insured or our insurance coverage is inadequate to cover the entire liability may have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that the safety measures we have in place for our operations will be sufficient to mitigate or reduce industrial accidents. We also cannot assure you that casualties or accidents will not occur or that our insurance coverage would be sufficient to cover costs associated with major accidents. In the event that we incur substantial losses or liabilities and our insurance does not cover such losses or liabilities adequately or at all, our business, financial condition and results of operations may be materially and adversely affected.

We may not be able to obtain and renew land use rights and building ownership rights for our mining sites and facilities.

China Jinxin leases 15.80 hectares of land, on which it built its production facilities and office buildings for a term ending in December 2026.  China Jinxin constructed five houses on its land.  Pursuant to the certificates of ownership, the total area is 9,755 square meters, among which the valid period of the corresponding land use right of 9,646.49 square meters terminates on August 30, 2009, and the balance terminates on March 6, 2014. There can be no assurance we will be able to renew our leases upon expiration of their current terms.

The land occupied by our production facilities has been designated for construction. According to Chinese laws and regulations, only state-owned land can be used for construction. However, the land occupied by China Jinxin’s production facilities is not and has never been state-owned.  It is currently owned collectively by local villagers.  As a result, the land has to be acquired by the local government and then transferred to China Jinxin.   Because this process has not been completed, the houses, office buildings and production facilities on the land are subject to limitations on transfer or the granting of mortgages.  Further, there can be no assurance that China Jinxin will be able to continue to use its facilities if the transfer process is not completed.

Our business requires significant and continuous capital investment.

We will require a high level of capital expenditure in the foreseeable future to fund our ongoing operations and future growth. We will require significant additional capital to implement our strategy of acquiring additional mining assets and undertaking additional exploration activities. We intend to fund our capital expenditures, future acquisitions and additional exploration activities out of internal sources of liquidity and/or through access to additional financing from external sources. Our ability to obtain external financing in the future at a reasonable cost is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;
•	the condition of the global and domestic financial markets; and
•	changes in the monetary policy of the PRC government with respect to bank interest rates and lending practices.

If we require additional funds and cannot obtain them on acceptable terms when required or at a reasonable financing cost or at all, we may be unable to fulfill our working capital needs, upgrade our existing facilities or expand our business. These or other factors may also prevent us from entering into transactions that would otherwise benefit our business or implementing our future strategies. Any of these factors may have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty in managing our future growth and any associated increased scale of our operations.

We expect to expand through both organic growth and acquisitions. Our future expansion may place a significant strain on our managerial, operational, technical and financial resources. In order to better allocate our resources to manage our growth, we must hire, recruit and manage our workforce effectively and implement adequate internal controls in a timely manner. If we are unable to effectively manage our growth and the associated increased scale of our operations, our business, financial condition and results of operations could be materially and adversely affected.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects could be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel.  In particular, our success depends on the continuing employment of our Chief Executive Officer, Mr. Changkui Zhu and our Chief Financial Officer, Mr. Zhengting Deng.  There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

Our business depends on reliable and adequate transportation capacity for our products.

Iron ore and iron ore-related products are bulky and heavy. Although our sole customer has assumed responsibility for payment of transportation of our mining products, other customers may be unwilling to do so, and as a result, transportation expenses may become a significant component of our selling expenses. Fluctuations in transportation expenses may adversely affect our ability to produce and deliver our products as well as our selling expenses, margins and profitability. If the capacity of transportation networks to or from our processing plants is reduced or cut off entirely for any long period of time, we may lose our customers or breach existing sales contracts. Any difficulties experienced by us in delivering our products may increase our transportation costs, reduce demand for our products and have a material adverse effect on our business, financial condition and results of operations.

Our operating costs may increase.

Mining costs generally increase over the lifespan of a mine as pits or underground mining faces become deeper. In addition, labor costs and raw material and utilities costs in China are generally expected to increase. If our mining costs, labor costs or other operating costs increase and we cannot increase our production efficiency to offset any such increase or pass any such increase on to our customers, our business, financial condition and results of operations may be materially and adversely affected.

We may not be able to maintain an adequate and timely supply of electricity, water, equipment, auxiliary materials and other critical supplies at reasonable prices or at all.

Cost effective operations of our mine depend, among other things, on the adequate and timely supply of electricity, water and auxiliary materials, such as grinding balls, diesel and explosives. Electricity and water are the main utilities used in our operations. Any increase in the prices of electricity or water or disruption in our electricity or water supply could materially and adversely affect our financial condition and results of operations. We source our auxiliary materials and equipment from domestic suppliers in the PRC. If our supplies of auxiliary materials, equipment or spare parts are interrupted or their prices increase, or our existing suppliers cease to supply us on acceptable terms, our business, financial condition and results of operations could be materially and adversely affected.

We may be subject to disputes with employees or other third parties.

The businesses we operate involve dealings with both permanent and temporary employees as well as numerous third parties including land use rights holders, suppliers and customers, and we may be subject to claims or litigation involving such employees or third parties from time to time such as labor disputes and claims under business contracts with suppliers or customers. We may also be subject to labor disputes, labor shortages or other impositions on our business operations, such as supply shortages, if we are unable to amicably resolve disputes with any such parties. Issues with the local communities surrounding the areas where we operate might also arise from the implementation of our business activities, which may result in community protests, blocking of access to our operations and third party claims. Our operations may be affected if we fail to successfully settle any such issues with local communities or groups. We cannot assure you that any such disputes will not arise in the future and that the occurrence of one or multiple disputes will not have a material adverse effect on our business and financial condition.

Risks Related to Doing Business in China

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Our business depends on China’s economic growth.

Our business and prospects depend on the rate of economic growth in the PRC which, in turn, affects demand for iron and steel. The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC economy has grown significantly in recent years; however, we cannot assure you that such growth will continue.  If the PRC’s economic growth slows or if the PRC economy experiences a recession, the demand for our products may decrease and our business, financial condition and results of operations may be materially and adversely affected.

We derive substantially all of our revenue from the sale of iron ore concentrate. Growth in demand for iron ore concentrate is fuelled largely by the growth of the PRC iron and steel industries. Demand for our iron ore concentrate is, in particular, heavily dependent on the production levels of major steel producers in Liaoning Province and Hebei Province in the PRC and their demand for our products.

In 2008 and 2009, the economies of the United States, Europe and certain countries in Asia experienced a severe and prolonged recession and China experienced a slowdown in growth, which led to a reduction in economic activity. As a result, the demand for, and market prices of, iron ore concentrate in China also declined significantly. Any prolonged slowdown of the PRC economy in the future could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to extensive regulations and affected by government policies in the PRC mining industry.

We are subject to extensive national, provincial and local government regulations, policies and controls in the PRC that govern many aspects of our industry, including, without limitation:

•	limits on increases in ore output volume;
•	grant and renewal of mining rights;
•	grant and renewal of safety production permits;
•	production safety and casualty ratings;
•	taxes and fees;
•	environmental, health and safety standards; and
•	annual verification of mining permits and exploration permits.

The liabilities, costs, obligations and requirements associated with these laws and regulations may be significant and may delay or interrupt our operations. Failure to comply with the relevant laws and regulations in our mining operations may result in penalties or suspension of our operations. Additionally, we cannot assure you that the relevant government agencies will not alter these laws or regulations or impose additional or more stringent laws or regulations. Compliance with new laws or regulations may require us to incur significant costs, capital expenditures or other obligations and secure new sources of financing. More stringent laws or regulations may also restrict our business operations. The cost of compliance with regulations is and will continue to be substantial, and any increase in costs due to changes in laws or regulations or to our failure to comply may have a material adverse effect on our business, financial condition and results of operations.

In addition, the current PRC government policies favor the acquisition and consolidation of mines by large mining companies. However, we cannot assure you that such policies will not change in the future. In the event that those policies favoring our acquisition and expansion plans change, our costs of carrying out our acquisition and expansion plans may increase substantially and our ability to effect such plans may decrease.

Our operations are exposed to risks in relation to environmental protection and rehabilitation and our business operations may be affected by current or future safety and environmental regulations.

Our operations are subject to environmental risks and hazards and we are subject to extensive and increasingly stringent safety and environmental protection laws and regulations in the PRC. These laws and regulations:

•	impose fees for the discharge of waste substances;
•	require the establishment of reserves for reclamation and rehabilitation;
•	impose fines for serious environmental offences; and
•	allow the PRC government, at its discretion, to close down any facilities failing to comply with orders to correct or stop operations that have caused environmental damage.

Environmental hazards may occur in connection with our operations as a result of human negligence, force majeure or otherwise. The occurrence of any environmental hazards may delay production, increase production costs, cause personal injuries or property damage, result in liability to us and/or damage our reputation. Claims may be asserted against us arising out of our operations in the normal course of business, including claims relating to land use, safety, health and environmental matters. Some incidents may also result in a breach of conditions of our mining permits and exploration permit, or other consents, approvals or authorizations, which may result in fines or penalties or even possible revocation or our mining permits and/or exploration permit. We are not insured against environmental liabilities and there can be no assurance that environmental liabilities would not materially and adversely affect our business and results of operations.

The PRC government is currently moving towards more rigorous enforcement of applicable laws and regulations, as well as the adoption and enforcement of more stringent environmental standards. As a result, our budgeted capital expenditures for safety and environmental regulatory compliance may be insufficient and we may need to allocate additional funds. Moreover, we cannot assure you that we can comply with all applicable safety and environmental laws and regulations that may be adopted or amended in the future. If we fail to comply with current or future safety or environmental laws and regulations, we may be required to stop production, pay penalties or fines and take corrective actions, any of which may have a material adverse effect on our business, financial condition and results of operations.

Restrictions on foreign investment in the PRC mining industry could materially and adversely affect our business and results of operations.

In the PRC, foreign companies have, in the past, been, and are currently, required to operate within a framework different from that imposed on domestic PRC companies. However, the PRC government has been opening up opportunities for foreign investment in mining projects and this process is expected to continue, especially following the PRC’s accession into the World Trade Organization. Iron ore mining is an encouraged industry for foreign investment in China. However, if the PRC government should reverse this trend, or impose greater restrictions on foreign companies, or seek to nationalize our PRC operations, our business and results of operations could be materially and adversely affected. For a description of the PRC laws and regulations applicable to foreign mining companies, please refer to ‘‘Government Regulations’’ in this report.

 Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our WFOE’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by China Tongda, our WFOE.  PRC regulations restrict the ability of our WFOE to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our WFOE only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our WFOE also is required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital.  Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends.  Any limitations on the ability of WFOE to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on currency conversion between Renminbi and foreign currencies and, in certain cases, the remittance of currency out of and into China. We receive all of our revenue in Renminbi, which is currently not a freely convertible currency. Under our current corporate structure, income of our Company will be primarily derived from dividend payments from China Tongda. Shortages in the availability of foreign currency may restrict the ability of China Tongda to remit sufficient foreign currency to pay dividends to us, or otherwise satisfy its foreign currency dominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, in most cases, particularly payments of capital account items, approval from appropriate PRC governmental authorities is required where (i) Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of offshore bank loans denominated in foreign currencies, and (ii) any foreign currency is to be converted into Renminbi for investment in China. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. In addition, the ‘‘Notice of SAFE on Issues Relating to Foreign Exchange Control on Fund Raisings by Domestic Residents Through Offshore Special Purpose Vehicles and Round-trip Investments’’ (‘‘Circular 75’’) promulgated by SAFE, which came into force on November 1, 2005, applies to our Company and the Controlling Shareholders. All of the Chinese  beneficial owners of our shares have filed the application of foreign exchange registration for overseas investment with the local branch of SAFE but have not yet received the requisite approvals. However, they are required to file a modification to the foreign exchange registration for overseas investment in the event of any material capital changes, including, without limitation, (i) a subsequent equity financing for our Company outside of the PRC; (ii) a capital change in our Company; and (iii) any share transfer or share swap involving our Company in accordance with Circular 75. Payment of dividends, profits and other payments to our Company will not be permitted unless the aforesaid modification has been filed. If the foreign exchange control system prevents us from converting Renminbi into foreign currencies or vice versa, and obtaining sufficient Renminbi or foreign currency to satisfy our currency demands, our ability to transfer Renminbi to fund our business operations in China or to pay dividends in foreign currencies to our shareholders, including holders of our common shares, may be adversely affected.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary or affiliate, limit our PRC subsidiary’s and affiliate’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations.  Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary and affiliate. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiary’s and affiliate’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s and affiliate’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of China Jinxin constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s) it must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

The PRC regulatory authorities may take the view that the reverse acquisition transaction and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, the current owners of China Jinxin will have effective control of a foreign entity that acquired ownership of our Chinese subsidiary. The PRC regulatory authorities may also take the view that the registration of the acquisition of China Tongda with the relevant AIC and the filings with the SAFE may not be evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the acquisition.  If the PRC regulatory authorities take the view that the acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiary.  Additionally, the PRC regulatory authorities may take the view that the acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiary’s business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiary.  But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiary’s business than if the Company had direct ownership of our Chinese subsidiary.  In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law.  If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiary, our business and financial performance will be materially adversely affected.

Under the EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law, or  the EIT Law, which became effective on January 1, 2008, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer, or Circular 698, released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. It is also unclear, in the event that an offshore holding company is treated as a domestically incorporated resident enterprise, whether Circular 698 would still be applicable to a transfer of shares in such offshore holding company. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to determine if our Company complies with the Circular 698. If Circular 698 is determined to be applicable to us based on the facts and circumstances around such share transfers, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make the majority of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary and affiliate in the PRC.  Our principal operating subsidiary and affiliate, China Tongda and China Jinxin, are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States.  As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations, subsidiary and affiliate.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company, but Real Fortune HK is a Hong Kong company, and our principal operating affiliate and subsidiary, China Jinxin and China Tongda, are located in the PRC.  Most of our assets are located outside the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments predicated on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Risks Relating to the VIE Agreements

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

China Tongda manages and operates our steel production business through China Jinxin pursuant to the rights its holds under the VIE Agreements.  Almost all economic benefits and risks arising from China Jinxin’s operations are transferred to China Tongda under these agreements.  Details of the VIE Agreements are set out in “DESCRIPTION OF BUSINESS - Acquisition of Real Fortune HK Limited” above.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable.  If the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

●	imposing economic penalties;
●	discontinuing or restricting the operations of China Jinxin or China Tongda;
●	imposing conditions or requirements in respect of the VIE Agreements with which China Jinxin or China Tongda may not be able to comply;
●	requiring our company to restructure the relevant ownership structure or operations;
●	taking other regulatory or enforcement actions that could adversely affect our company’s business; and
●	revoking the business licenses and/or the licenses or certificates of China Tongda, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of China Jinxin, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate China Jinxin under the VIE Agreements may not be as effective as direct ownership.

We conduct our steel production business in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of China Jinxin.  However, the VIE Agreements may not be as effective in providing us with control over China Jinxin as direct ownership.  Under the current VIE arrangements, as a legal matter, if China Jinxin fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control China Jinxin, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If China Jinxin or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing China Jinxin to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes which could result in our being subject to higher tax liability, or cause other adverse financial consequences.

Our principal shareholders have potential conflicts of interest with our company which may adversely affect our business.

Changkui Zhu is our chief executive officer.  Mr. Changqing Han is our largest shareholder.  Mr. Zhu also is an officer and Mr. Han is also the shareholder of China Jinxin.  There could be conflicts that arise from time to time between our interests and the interests of Mr. Zhu or Mr. Han. There could also be conflicts that arise between us and China Jinxin that would require our shareholders and China Jinxin’s shareholders to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. Han will vote his shares in our best interest or otherwise act in the best interests of our company.  If Mr. Zhu or Mr. Han fails to act in our best interests, our operating performance and future growth could be adversely affected.

If China Tongda exercises the purchase option it holds over China Jinxin’s share capital pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position.

Under the VIE Agreements, China Jinxin’s shareholders have granted China Tongda an option for thirty years beginning from the effective date of the agreement (or longer if the term of the option is extended) or the maximum period of time permitted by law to purchase all of the equity interest in China Jinxin at a price equal to the capital paid in by the transferors, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the Equity Interest or stipulate other restrictions regarding the purchase price of the equity interest.  As China Jinxin is already our contractually controlled affiliate, China Tongda’s exercising of the option would not bring immediate benefits to our company, and payment of the purchase prices could adversely affect our financial position.

Risks Relating to Our Common Stock and Our Status as a Public Company

Our management is not familiar with the United States securities laws.

Our management is generally unfamiliar with the requirements of the United States securities laws and may not appreciate the need to devote the resources necessary to comply with such laws. A failure to adequately respond to applicable securities laws could lead to investigations by the Securities and Exchange Commission and other regulatory authorities that could be costly, divert management's attention and disrupt our business.

There is no public trading market for our common stock, which may have an unfavorable impact on our stock price and liquidity.

There is no existing trading market for our common stock and there can be no assurance that a trading market in our shares of common stock will develop, or if developed, will be sustained.  Although we plan to apply to have our common stock quoted on a recognized quotation system, such as the OTC Bulletin Board, we cannot assure you as to when the shares will be approved for quotation, if at all.  The trading market for securities of companies quoted on the OTC Bulletin Board or other quotation systems is substantially less liquid than the average trading market for companies listed on a national securities exchange.  The quotation of our shares on the OTC Bulletin Board or other quotation system may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Certain of our stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Changqing Han owns approximately 20% of our outstanding shares and three other former shareholders of Real Fortune BVI each own between 12% and 13% of our outstanding shares.  As a result, Mr. Han and the other former shareholders of Real Fortune BVI have significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. As a result of this concentration of ownership, you and our other shareholders, acting alone, do not have the ability to determine the outcome of matters requiring shareholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage, delay or thwart efforts by third parties to take-over or effect a change in control of our company which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company, and may limit the price that investors are willing to pay for our common stock.

We will incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements, including establishing and maintaining internal controls over financial reporting, and we may be exposed to potential risks if we are unable to comply with these requirements.

As a public company we will incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these requirements. These rules will increase our legal and financial costs and will make some activities more time-consuming and costly.

 PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which include strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training.   As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts.  We have not yet evaluated the internal control systems of Real Fortune BVI and its subsidiaries in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2011. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, the market price of our stock could decline if investors and others lose confidence in the reliability of our financial statements and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Since our Certificate of Incorporation authorizes the issuance of ten million shares of “blank-check” preferred stock, our Board of Directors will have authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the board's control over our company.

Our Certificate of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, voting rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

We may, in the future, issue additional shares of our common stock, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100 million shares of common stock, of which 8,000,100 have been issued and are outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

The price of our common stock may be adversely impacted by developments applicable to other Chinese companies.

There has been substantial press regarding certain Chinese companies that have apparently engaged in frauds and deceptive practices resulting in significant losses to investors. Such activities and the resulting negative press has had a negative impact on the prices of the stocks of Chinese companies generally.  There is no guarantee that such that such activities will not continue causing investors to avoid buying our stock. Such activities could have a depressive impact on the price of our common stock.

Increased scrutiny of Chinese companies by short-sellers.

The fraudulent activities of certain Chinese issuers has encouraged analysts to investigate Chinese companies in an effort to discredit the disclosures in their public filings or otherwise uncover deceptive practices. If such analysts elect to investigate a company they will often short the stock and release materials disparaging the issuer or questioning the accuracy of its public disclosures.  Given the current environment for Chinese stocks, if an analyst were to publish a negative article about us, it could cause an immediate and substantial decline in the price of our stock, regardless of the accuracy of the claims in the article.

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

 The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

●	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
●	changes in financial estimates by us or by any securities analysts who might cover our stock;
●	speculation about our business in the press or the investment community;
●	significant developments relating to our relationships with our customers or suppliers;
●	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;
●	customer demand for our products;

●	investor perceptions of our industry in general and our Company in particular;
●	the operating and stock performance of comparable companies;
●	general economic conditions and trends;
●	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
●	changes in accounting standards, policies, guidance, interpretation or principles;
●	loss of external funding sources;
●	sales of our common stock, including sales by our directors, officers or significant stockholders; and
●	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a company engaged in mining and sales of iron ore products  in the People’s Republic of China (“PRC”). The main product of the Company is iron ore concentrate.

Recent Developments

 On October 1, 2011, we completed a reverse acquisition transaction, pursuant to which we acquired 100% of the issued and outstanding capital stock of Real Fortune BVI in exchange for 8,000,000 shares of our common stock, which effectively constituted 100% of our issued and outstanding capital stock immediately after the consummation of the reverse acquisition.

See “Business – Acquisition of Real Fortune BVI” for more details regarding the reverse acquisition transaction.

The following chart reflects our organizational structure as of the date of this report.

Target Acquisitions I, Inc. was a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the consummation of the reverse acquisition with Real Fortune BVI.  As a result of reverse acquisition, For accounting purposes, the reverse merger has been accounted for as a reverse acquisition under the purchase method for business combinations, and accordingly the reverse acquisition has been treated as a recapitalization of Target Acquisitions, Inc., with Real Fortune BVI as the acquirer. Consequently, the historical consolidated financial statements of Real Fortune BVI are now the historical financial statements of Target Acquisitions I, Inc. The consolidated financial statements of Real Fortune BVI are set forth in Item 9.01 (a) of this report. For pro forma financial information see Item 9.01 (b) of this report.

Results of Operations

Comparison of the Six Months Ended June 30, 2011 and 2010

The following table sets forth the results of our operations for the six months ended June 30 in each of the years indicated as a percentage of net sales:

	Six Months		Six Months		Dollar	Percentage
	Ended		Ended		Increase	Increase
	June 30, 2011	% of Sales	June 30, 2010	% of Sales	(Decrease)	(Decrease)
Sales	$4,377,375	100%	$7,702,416	100%	$(3,325,041)	(43	) %
Costs of goods sold	2,217,948	51%	4,151,636	54%	(1,933,688)	(47	) %
Gross profit	2,159,427	49%	3,550,780	46%	(1,391,353)	(39	) %
Operating expenses	612,909	14%	365,609	5%	247,300	68%
Income from operations	1,546,518	35%	3,185,171	41%	(1,638,653)	(51	) %
Other Expenses, net	(27,053)	-	(24,906)	-	(2,147)	n/m
Income before income taxes	1,519,465	35%	3,160,265	41%	(1,640,800)	(52	) %
Income taxes	397,489	9%	801,390	10%	(403,901)	n/m
Net income	$1,121,976	26%	$2,358,875	31%	$(1,236,899)	(52	) %

Sales. Our revenues are derived from sale of iron ore concentrate. We completed our first production facilities in February 2010 and commenced production and sales in March 2010. However, due to the government’s temporary restriction on ore production resulting from the implementation of an energy saving and emission reduction plan by the government, we ceased production from September 2010 to March 2011. Since we have not yet received any mining rights, the iron ore concentrate that we sold to our customer were from the crude iron ore reserves displaced during the construction of the production facilities and ancillary roads on the mine near our production facilities. We signed a long-term (ten years) strategic contract with one stated-owned customer, and agreed to sell all of our products to this customer.  We believe we will receive the first mining rights within the next year and acquire additional mining rights within the next five years. We had sales of $4.38 million for the six months ended June 30, 2011, a decrease of $3.34 million or 43%, compared to $7.70 million sales for the comparable six month period in 2010.

Cost of Goods Sold.  Cost of goods sold consist primarily of amortization of the asset retirement cost, direct material, direct labor, depreciation of mining plant items and equipments, and accrual of the mining rights, which are directly attributable to the production of iron ore and iron ore concentrate. We did not have any sales during the first quarter of 2011 and have resumed production and sales since April 2011. Cost of goods sold for the six months ended June 30, 2011was $2.22 million, a decrease of $1.93 million or 47%, compared to cost of goods sold of $4.15 million for the comparable six month period in 2010. Cost of goods sold as a percentage of sales was 51% for 2011 and 54% for the comparable six month period in 2010.

Gross Profit. Gross profit was $2.16 for the six months ended June 30, 2011, as compared $3.55 million for the comparable six month period in 2010.  Our gross profit as a percentage of sales was approximately 49% for 2011 and 46% for comparable six month period in 2010.

Operating Expenses.  Operating expenses, which consist mainly of employee salary, depreciation and amortization of items not directly associated with mining, and utilities expenses, totaled $0.61 million for the six months ended June 30, 2011, compared to $0.37 million for the comparable six month period in 2010, an increase of $0.25 million or approximately 68%. The increase was due to increased management and employees’ salary as overall labor costs increased in China.

Net Income. Our net income for the six months ended June 30, 2011was $1.12 million, compared to net income of $2.36 million for the comparable six month period in 2010, a decrease of $1.24 million or 52%. This was mainly attributable to the factors discussed above.

Comparison of the Years Ended December 31, 2010 and 2009

The following table sets forth the results of our operations for the years ended December 31 in each of the years indicated as a percentage of net sales:

	Year		Year		Dollar	Percentage
	Ended		Ended		Increase	Increase
	December 31, 2010	% of Sales	December 31, 2009	% of Sales	(Decrease)	(Decrease)
Sales	$12,761,246	100%	$-	-%	$12,761,246	-%
Costs of goods sold	7,167,555	56%	-	-%	7,167,555	-%
Gross profit	5,593,691	44%	-	-%	5,593,691	-%
Operating expenses	1,244,740	10%	832,930	-%	411,810	49%
Income from operations	4,348,951	34%	(832,930)	-%	5,181,881	622%
Other Expenses, net	(49,999)	(0.4)%	-	-	(49,999)	n/m
Income before income taxes	4,298,952	34%	(832,930)	-%	5,131,882	616%
Income taxes	1,096,923	8%	-	-%	-	n/m
Net income	$3,202,029	25%	$(832,930)	-%	$4,034,959	484%

Sales. Our revenues are derived from sale of iron ore concentrate. We completed our production facilities in February 2010 and commenced production and sales in March 2010. However, due to the government’s temporary restriction on ore production resulting from the implementation of an energy saving and emission reduction plan by the government, we ceased production during the period September 2010 to March 2011. Since we have has not yet received any mining rights, the iron ore concentrate that we sold to our customer were from the crude iron ore reserves displaced during the construction of the production facilities and ancillary roads on the mine near our production facilities. We signed a long-term (ten years) strategic contract with one stated-owned customer, and agreed to sell all of our products to this customer. For the year ended December 31, 2010, we had $12.76 million in sales of iron ore concentrate. We believe we will receive the first mining rights within the next year and acquire additional mining rights within the next five years.

Cost of Goods Sold.  Cost of goods sold for the year ended December 31, 2010 was $7.17 million. Our total production for the year ended December 31, 2010 was 110,570 tons and average cost per ton was $64.82. Cost of goods sold as a percentage of sales was 56% for the year ended December 31, 2010.

Gross Profit. Gross profit was $5.59 million and gross profit margin was 44% for the year ended December 31, 2010.

Operating Expenses.  Operating expenses totaled $1.24 million for the year ended December 31, 2010, as compared to $0.83 million for the 2009 period, an increase of $0.41 million, or approximately 49%, due to increased salary, depreciation and utilities expenses resulting from the commencement of production in the second quarter of 2010.

Net Income. Our net income for the year ended December 31, 2010 was $3.20 million compared to a net loss of $0.83 million for the year ended December 31, 2009, an increase of $4.03 million. This was mainly attributable to the factors discussed above. Net income as a percentage of sales was 25% for the year ended December 31, 2010.

Liquidity and Capital Resources

Comparison of the Six Months Ended June 30, 2011 and 2010

As of June 30, 2011, we had cash and cash equivalents of $176,041. Our working capital was approximately $(1.11) million. The ratio of current assets to current liabilities was 0.64:1 at June 30, 2011.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended June 30, 2011 and 2010:

	Six Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$1,362,764	$850,278
Net cash used in investing activities	(581)	(35,425)
Net cash provided by (used in) financing activities	(1,473,477)	732,579
Exchange rate effect on cash	4,036	8,301
Net cash inflow (outflow)	$(107,258)	$1,555,733

Net cash provided by operating activities was $1.36 million for the six months ended June 30, 2011, as compared to net cash provided by operating activities of $0.85 million for the comparable six month period in 2010.  Despite the decreased net income in 2011, the increase in cash inflow was primarily due to less cash outflow from accounts receivables outstanding and inventory of $1.35 million and $0.27 million, respectively, in the six months ended June 30, 2011, compared to the same period of 2010, in which we had cash outflow arising from accounts receivable of $2.71 million and inventory of $0.51 million, as well as decreased accounts payable of $0.88 million,.

 Net cash used in investing activities was $581 for the six months ended June 30, 2011, as compared to $35,425 in the comparable six month period in 2010. The cash outflow in the six month period in 2011 and 2010 was used for acquisition of property and equipment.

Net cash used in financing activities was $1.47 million in the six months ended June 30, 2011, as compared to net cash provided by financing activities of $0.73 million in the comparable six month period in 2010. The net cash used in financing activities in 2011 was due to $1.45 million repayment of long term payable and $0.15 million repayment to a related party, partially offset by $0.13 million short-term borrowing from a third party; while in the comparable six month period in 2010, we had a $0.73 million loan from a related party.

Comparison of the Years Ended December 31, 2010 and 2009

As of December 31, 2010, we had cash and cash equivalents of $0.28 million. Our working capital was approximately $(6.50) million. The ratio of current assets to current liabilities was 0.06:1 at December 31, 2010.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
Net cash provided by (used in) operating activities	$(659,687)	$987,275
Net cash used in investing activities	(35,716)	(1,712,046)
Net cash provided by financing activities	883,374	731,957
Exchange rate effect on cash	6,909	78
Net cash inflow	$194,880	$7,264

Net cash used in operating activities was $0.66 million for the year ended December 31, 2010, as compared to net cash provided by operating activities of $0.99 million for the year ended December 31, 2009.  The increase in cash outflow resulted primarily due to significant payments for accounts payable, despite the increase of net income for the year 2010.

Net cash used in investing activities was $0.04 million for the year ended December 31, 2010, as compared to $1.71 million in the for the year ended December 31, 2009. All the cash outflows were used for the acquisition of property and equipment.

Net cash provided by financing activities was $0.88 million in the year ended December 31, 2010, as compared to $0.73 million for the year ended December 31, 2009. The increase in cash inflow from financing activities for the year 2010 was primarily due to advances from a related party of $0.88 million, as compared to advances from a related party of $0.73 million in the year 2009. These advances, which were for working capital, were non-interest bearing and payable on demand.

We do not believe inflation has had a negative impact on our results of operations.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with US GAAP. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

 Basis of Presentations

Our financial statements are prepared in accordance with “US GAAP” and the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”).

Method of Accounting

We maintain our general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by us conform to US GAAP and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventory

Inventory consists of iron ore, iron ore concentrate and supplies. Inventory is valued at the lower of average cost or market, cost being determined on a moving weighted average basis method and including labor costs and all expenditures incurred in the course of production.

Asset Retirement Cost and Obligation

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, codified in FASB ASC Topic 410. This Statement generally requires that the Company’s legal obligations associated with the retirement of long-lived assets are recognized at fair value at the time the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using DCF techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves, multiplied by the production during the period. The Company reviews its asset retirement obligation at least annually and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

Property, Plant, and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using shorter of useful live of the property or the unit of depletion method. For shorter lived assets straight-line method over estimated lives ranging from 3 to 20 years is used as follows:

Office Equipment	3-5 years
Machinery	10 years
Vehicles	5 years
Building	20 years

Revenue Recognition

The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605).  Sales are recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery; no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Sales represent the invoiced value of iron ore and  iron ore concentrate, net of value-added tax (“VAT”). All of the Company’s coal sold in the PRC is subject to a value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product. The Company records VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Cost of Goods Sold

Cost of goods sold consists primarily of amortization of the mining rights, direct material, direct labor, depreciation of mining preparation plants such as the underground tunnel and the major mine well and related expenses, which are directly attributable to the production of coal. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The fluctuation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China (“PBOC”) or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the PBOC.

The Company uses SFAS No. 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment - coal mining.

Recent Accounting Pronouncements

On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of USA GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU was effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect this ASU will have a material impact on its financial position or results of operations when it adopts this update on January 1, 2011.

In December 2010, FASB issued ASU No. 2010-28, Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this update affect all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. Upon adoption of the amendments, any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to retained earnings beginning in the period of an adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In December 2010, FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted the disclosure requirements for the business combinations in 2011.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position
Changkui Zhu	48	Chief Executive Officer
Zhengting Deng	45	Chief Financial Officer

Mr. Changkui Zhu, the chief executive of officer of our company, has been CEO of Zhuolu Jinxin Mining Co., Ltd. since 2010.  Mr. Zhu has over 15 years of experience in production and quality control in the mining industry. In 1986, Mr. Zhu graduated from Tianjin Second Institute of Light Industry with a degree in mining.

Mr. Zhengting Deng, the chief financial officer of our company, has been the CFO of Zhuolu Jinxin Mining Co., Ltd. since 2010.  From 2007 to 2009, Mr. Deng was an independent financial consultant. As an independent consultant, Mr. Deng assisted various companies establish an internal control system and improve their organization structure and corporate accounting system. From 1995 to 2006, Mr. Deng was a financial manager in Shenzhen Xindawei Printing Co., Ltd. Mr. Deng graduated from Zhongnan University of Economics in 1987 with a degree in Accounting.

There are no family relationships among any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation awarded to, earned by or paid to the chief executive officer of Target Acquisitions I, Inc. and the chief executive officer of China Jinxin for services rendered in all capacities during the noted periods. No other executive officer of Target Acquisitions I, Inc. or China Jinxin received total annual salary and bonus compensation in excess of $100,000 for the year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Changkui Zhu, Chief Executive Officer (1)	2010	6,269	-	6,269
	2009	-	-	-
Geoffrey Alison (2)	2010	0	0	0
	2009	0	0	0

(1) On October 1, 2011, we acquired Real Fortune BVI in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Changkui Zhu became our Chief Executive Officer.  Prior to the effective date of the reverse acquisition, Mr. Vincent J. McGill served as President of Target Acquisitions.  The compensation shown in this table includes the amounts Mr. Zhu received from China Jinxin prior to the consummation of the reverse acquisition.

(2) Geoffrey Alison served as our chief executive officer, president, chief financial officer and treasurer from March 2009 until May 4, 2011.

Summary of Employment Agreements and Material Terms

Prior to our reverse acquisition of Real Fortune BVI, China Jinxin, our operating affiliate was a private limited company organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders.  In addition, each employee is required to enter into an employment agreement.  Accordingly, all our employees, including management, have executed our employment agreement.  Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus.  Mr. Changkui Zhu’s employment agreement provides for an annual salary of RMB 42,000 (approximately $6,269). Mr. Zhengting Deng’s employment agreement provides for annual salary of RMB 21,600 (approximately $3,223). Mr. Zhu's employment agreement terminates on December 31, 2013 and Mr. Deng's terminates on December 31, 2012.

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2010, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2010 and currently no compensation arrangements are in place for the compensation of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On May 9, 2011, prior to the reverse acquisition transaction, China Tongda and China Jinxin and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which China Jinxin became China Tongda’s contractually controlled affiliate.  The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements included:

(1)
A Management Entrustment Agreement through which China Tongda has the right to manage all aspects of the operations of China Jinxin and pursuant to which the board of directors of China Jinxin may not take any actions without the consent of China Tongda. In consideration of its services, China Tongda shall be paid an amount equal to the net income of China Jinxin and shall be required to pay to China Jiinxin the amount of any loss incurred by China Jinxin.

(2)	A Power of Attorney under which the owners of China Jinxin have granted to China Tongda the right to exercise all powers available to the shareholders of China Jinxin.

(3)
An Exclusive Purchase Option Agreement pursuant to which China Jinxin and each of its shareholders granted to China Tongda exclusive options to purchase all of the assets or outstanding shares of China Jinxin.  Unless an appraisal is required by the laws of China, the purchase price of the assets or outstanding equity shall be equal to the lower of (i) the actual registered capital of China Jiinxin and (ii) RMB 500,000 (approximately $78,000).

(4)	An Equity Pledge Agreement under which the owners of China Jinxin have pledged all of their shares in China Jinxin to guarantee China Jinxin’s performance of its obligations under the VIE Agreements.

The foregoing description of the terms of the Entrusted Management Agreement, the Power of Attorney, the Exclusive Purchase Option Agreement and the Equity Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this report, respectively, which are incorporated by reference herein.

Prior to the acquisition of Real Fortune BVI by Target Acquisitions I, Inc., China Jinxin was indebted to certain related parties. This indebtedness was non-interest bearing and payable upon demand.

As of December 31, 2010 and 2009, the balances due to these related parties were as follows:

	December 31,
	2010	2009
Liu, Jiazhen	$2,000,695	$1,647,579
Zhang, Jianhua	1,469,189	1,281,450
Qi, Kexin	566,234	549,193
Li, Ying	641,732	183,065
Total	$4,677,850	$$3,661,287

Insider Transactions Policies and Procedures

The Company does not currently have an insider transaction policy.

Director Independence

We currently do not have any independent directors as the term “independent” is defined by the rules of the Nasdaq Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of October 1, 2011 by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Chunshugou Luanzhuang Village, Zhuolu County, Zhangjiakou, Hebei Province, China, 075600.  Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. As of October 1, 2011, after giving effect to the Acquisition, we had outstanding 8,000,100 shares of common stock.

Name of Shareholder	Amount and Nature of Beneficial Ownership	Percentage of Total Shares
Our Directors and Executive Officers:
Changkui Zhu, CEO	100	*
All Directors and Executive officers as a group (one person owning shares)	100	*

The Owners of More than 5% of Common Stock
Changqing Han	1,610,400	20.13%
Junyan Tian	1,035,200	12.94%
Xia Wang	1,012,000	12.65%
Fengqin Ji	999,200	12.49%
Lixin Shi	666,400	8.33%
Jiazhen Liu	608,000	7.60%
____
* Less than 1%

Changes in Control

On May 4, 2011, Robert L. B. Diener assigned and transferred an aggregate of 5,000,000 shares of common stock of the Company, representing all of the then outstanding shares of the Company’s common stock, to Peter C. Zachariou. This transaction represented a change in the control of the Company.

 Upon the consummation of the sale, on May 4, 2011, Geoffrey Alison, resigned as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director of the Company.  Immediately prior to his resignation, Mr. Alison appointed Peter C. Zachariou as a Director of the Company. The Company’s Board of Directors then elected Mr. Zachariou to the offices of President, Chief Executive Officer, Chief Financial Officer and Secretary of the Company.

On May 9, 2011, Peter Zachariou assigned and transferred the 5,000,000 shares of common stock he had purchased from Mr. Diener to Vincent J. McGill, an attorney, for the benefit of one of Mr. McGill’s clients. This transaction represented a change in the control of the Company.

 Upon the consummation of the sale, on May 9, 2011, Mr. Zachariou resigned as the President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director of the Company.  Immediately prior to his resignation, Mr. Zachariou appointed Vincent J. McGill a Director of the Company. The Company’s Board of Directors then elected Mr. McGill to the offices of President, Chief Financial Officer and Secretary of the Company.  Mr. McGill resigned all of his positions with the Company on September 29, 2011. Immediately prior to his resignation, Mr. McGill appointed Changkui Zhu a Director of the Company. The Company’s Board of Directors elected Changkui Zhu as Chief Executive Officer of the Company and Zhengting Deng as Chief Financial Officer of the Company.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.  Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments.  In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

As October 1, 2011, we had outstanding 8,000,100 shares of common stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management.  According to our Bylaws and Certificate of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors.  The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Delaware Law

Delaware Anti-Takeover Statute.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

●
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no existing trading market for our common stock.

Holders

As of October 1, 2011, there were approximately 15 stockholders of record of our common stock.

Penny Stock Regulations

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Dividends

In the past, we have not distributed earnings to shareholders.  Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Substantially all of our revenues are earned by China Jinxin or China Tongda, our PRC affiliate and subsidiary. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of its registered capital. Allocations to this statutory reserve fund can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

 On October 1, 2011, we issued an aggregate of 8,000,000 shares of common stock to the former shareholders of China Real Fortune Mining Limited in connection with the Acquisition. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Rule 903 of Regulation S of the Securities Act. None of the former shareholders of China Real Fortune Mining Limited is a "US Person" (as defined in Rule 902 of Regulation S) and the certificate representing the shares issued to Ms. Song was endorsed with restrictive legends consistent with those exemptions.

SHARES ELIGIBLE FOR FUTURE SALE

 As of October 1, 2011, after giving effect to the Acquisition, we had outstanding 8,000,100 shares of common stock. All of these shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

 Rule 144 permits a person who has beneficially owned restricted shares for at least six months to sell their shares provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of either of the following:

•	1.0% of the number of shares of common stock then outstanding, which is now 80,001 shares;
and

•
if the common stock is listed on a national securities exchange, the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales Under Rule 144 By Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his shares of common stock between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. Rule 144 also is not for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, none of the former shareholders of China Real Fortune Mining Limited will be able to sell any of the total of 80,000,100 shares of common stock which they own pursuant to Rule 144 without registration until one year after we file this Current Report on Form 8-K.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Section 145 of the Delaware General Corporation Law authorizes a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for breach of their fiduciary duty as directors, except that a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the Company provide that:

•
The Company shall indemnify its directors, officers, employees or agents for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company is authorized to obtain insurance to indemnify such persons.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

CHANGE IN REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

(a) Dismissal or resignation of independent registered public accounting firm

On September 23, 2010, the Company was notified by the U.S. Securities and Exchange Commission (“SEC”) that it had received a letter from the Company’s former audit firm, M&K CPAs, PLLC (“M&K”), that M&K had ceased its relationship with the Company and had resigned as the Company’s independent registered public accounting firm.  Prior to September 23, 2010, the Company had not received any communication from M&K regarding its resignation and, as of the date of this report, has not received any such communication.  As of the date of this report, the Company has not seen a copy of the letter received by the SEC.

The report of M&K on the Company’s financial statements as of and for the year ended December 31, 2008, contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope, or accounting principle, except that the report expressed a concern regarding the Company’s ability to continue as a going concern.  At the time of M&K’s resignation, the Company has not filed a Form 10-K for the year ended December 31, 2009 and, as a result, M&K did not express an opinion as to the Company’s financial statements as of and for the year ended December 31, 2009.

During the recent fiscal years ended December 31, 2009 and December 31, 2008 and the subsequent period through June 30, 2010, there were no (i) disagreements with M&K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to M&K’s satisfaction, would have caused M&K to make reference to the subject matter of the disagreement(s) in connection with its reports; or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

(b) Engagement of new independent registered accounting firm.

On May 1, 2011, the Company approved the engagement of Paritz & Co. as the Company's independent registered public accounting firm for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011. During the two most recent fiscal years and the subsequent interim period through the date of the resignation of M&K, the Company did not consult with Paritz & Co. regarding any matters described in Item 304(a)(2)(i)or(ii) of Regulation S-K.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Reference is made to the disclosure set forth Item 2.01 of this Current Report under the caption “Recent Sales of Unregistered Securities”, which disclosure is incorporated by reference into this section.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

 Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Real Fortune BVI, the former shareholders of China Real Fortune now effectively own all of the outstanding shares of our common stock.

ITEM 5.06  CHANGE IN SHELL COMPANY STATUS

Prior to the closing of the reverse acquisition, Target Acquisitions was a “shell company” as defined in Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, Target Acquisitions ceased being a shell company upon completion of the reverse acquisition on October 1, 2011.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

ZHUOLU JINXIN MINING CO., LTD
FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Contents

Page
Report of Independent Registered Public Accounting Firm	F-1
Financial Statements:
Balance Sheets as of December 31, 2010 and 2009	F-2
Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2010 and 2009	F-3
Statements of Shareholders’ Equity for the Years Ended December 31, 2010 and 2009	F-4
Statements of Cash Flows for the Years Ended December 31, 2010 and 2009	F-5
Notes to Financial Statements	F-6-14

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
Zhuolu Jinxin Mining Co., Ltd.

We have audited the accompanying balance sheets of Zhuolu Jinxin Mining Co., Ltd. ("Jinxin" or the "Company") as of December 31, 2010 and 2009, and the related statements of operations and other comprehensive income (loss), stockholders' equity (deficit), and cash flows for the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zhuolu Jinxin Mining Co.. Ltd. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009, in conformity with US. generally accepted accounting principles.

Goldman Kurland and Mohidin, LLP
Encino, California
September 7, 2011

ZHUOLU JINXIN MINING CO., LTD
BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	2010	2009

ASSETS

CURRENT ASSETS
Cash & equivalents	$283,299	$88,419
Inventory	165,979	-

Total current assets	449,278	88,419

NONCURRENT ASSETS
Property and equipment, net	10,088,433	6,695,350
Asset retirement cost, net	1,522,778	-
Construction in progress	-	3,919,590
Intangible assets	606,663	624,802
Deferred tax assets	1,854	-

Total noncurrent assets	12,219,728	11,239,742

TOTAL ASSETS	$12,669,006	$11,328,161

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$-	$8,290,089
Accrued liabilities and other payables	71,757	17,989
Payable to contractors	2,038,444	-
Income tax payable	160,591	-
Advance from related party	4,677,850	3,661,287

Total current liabilities	6,948,642	11,969,365

NONCURRENT LIABILITIES
Long-term payable to contractors	1,509,958	-
Asset retirement obligation	1,598,501	-

Total noncurrent liabilities	3,108,459	-

Total liabilities	10,057,101	11,969,365

CONTINGENCIES AND COMMITMENT

STOCKHOLDERS' EQUITY (DEFICIT)
Paid in capital	767,656	767,656
Statutory reserves	321,922	-
Accumulated other comprehensive income	118,552	67,472
Retained earnings (accumulated deficit)	1,403,775	(1,476,332)

Total stockholders' equity	2,611,905	(641,204)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$12,669,006	11,328,161

ZHUOLU JINXIN MINING CO., LTD
STATEMENTS OF OPERATION AND OTHER COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Net sales	$12,761,246	$-
Cost of goods sold	7,167,555	-

Gross profit	5,593,691	-

Operating expenses
General and administrative	1,244,740	832,930

Total operating expenses	1,244,740	832,930

Income (loss) from operations	4,348,951	(832,930)

Non-operating income
Interest income	2,884	-
Interest expense	(52,883)	-

Total non-operating expenses, net	(49,999)	-

Income (loss) before income tax	4,298,952	(832,930)
Provision for income tax	1,096,923	-

Net income (loss)	3,202,029	(832,930)

Other comprehensive income
Foreign currency translation gain (loss)	51,080	(162)

Comprehensive Income (loss)	$3,253,109	$(833,092)

ZHUOLU JINXIN MINING CO., LTD
STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2010 AND 2009

	Paid in Capital	Statutory Reserve	Accumulated Earning (Deficit)	Accumulated Other Comprehensive Income	Total Stockholders' Equity (Deficit)

Balance at January 1, 2009	$767,656	$-	$(643,402)	$67,634	$191,888

Net income for the year	-	-	(832,930)	-	(832,930)

Foreign currency translation adjustment	-	-	-	(162)	(162)

Balance at December 31, 2009	767,656	-	(1,476,332)	67,472	(641,204)

Statutory reserve	-	321,922	(321,922)	-	-

Net income for the year	-	-	3,202,029	-	3,202,029

Foreign currency translation adjustment	-	-	-	51,080	51,080

Balance at December 31, 2010	$767,656	$321,922	$1,403,775	$118,552	$2,611,905

ZHUOLU JINXIN MINING CO., LTD
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,202,029	$(832,930)
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Accretion of interest on asset retirement obligation	52,883	-
Depreciation and amortization	930,950	496,380
(Increase) decrease in current assets:
Inventory	(162,379)	-
Deferred tax assets	(1,813)	-
Increase (decrease) in current liabilities:
Accounts payable	(4,890,522)	1,312,603
Accrued liabilities and other payables	52,056	11,222
Income tax payable	157,109	-

Net cash provided by (used in) operating activities	(659,687)	987,275

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant & equipment	(35,716)	(1,712,046)

Net cash used in investing activities	(35,716)	(1,712,046)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advance from related party	883,374	731,957

Net cash provided by financing activities	883,374	731,957

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	6,909	78

NET INCREASE IN CASH & EQUIVALENTS	194,880	7,264

CASH & EQUIVALENTS, BEGINNING OF YEAR	88,419	81,155

CASH & EQUIVALENTS, END OF YEAR	$283,299	$88,419

Supplemental cash flow data:
Income tax paid	$941,628	$-
Interest paid	$-	$-

Supplemental disclosure of non-cash investing activities:
Transfer from construction in progress to fixed assets	$3,953,577	$2,026,866

ZHUOLU JINXIN MINING CO., LTD
NOTES TO FINANCIAL STATEMENTS
  DECEMBER 31, 2010 and 2009

1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Zhuolu Jinxin Mining Co., Ltd. (“China Jinxin” or the “Company”) was incorporated in China on December 21, 2006. The Company is engaged in production and sale of iron ore products in the People’s Republic of China (“PRC”). The main product of the Company is iron ore concentrate.

 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. At December 31, 2010 and 2009, the Company had no account receivable outstanding.

Inventory

Inventory consists of iron ore, iron ore concentrate and supplies. Inventory is valued at the lower of average cost or market, cost being determined on a moving weighted average basis method and including labor costs and all production overheads.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the shorter of useful live of the property or the unit of depletion method. For shorter lived assets straight-line method over estimated lives ranging from 3 to 20 years is used as follows:

Office Equipment	3-5 years
Machinery	10 years
Vehicles	5 years
Building	20 years

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2010 and 2009, there were no impairments of its long-lived assets.

Income Taxes

The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” codified in FASB ASC Topic 740, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), codified in FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. At December 31, 2010 and 2009, the Company did not take any uncertain positions that would necessitate recording of a tax related liability.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605).   Sales are recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery; no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Sales represent the invoiced value of iron ore concentrate, net of value-added tax (“VAT”). All of the Company’s iron ore concentrate sold in the PRC is subject to a value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product. The Company records VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Asset Retirement Cost and Obligation

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, codified in FASB ASC Topic 410. This Statement generally requires that the Company’s legal obligations associated with the retirement of long-lived assets be recognized at fair value at the time the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using DCF techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves of 7,881,330 tons, multiplied by the production during the period. The Company reviews its asset retirement obligation at least annually and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

Cost of Goods Sold

Cost of goods sold consists primarily of amortization of the asset retirement cost, direct material, direct labor, depreciation of mining plant items and equipment and production overheads, which are attributable to the production of iron ore concentrate. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its customers’ financial condition and customer payment practices to minimize collection risk on its receivables.

The operations of the Company are in the PRC.  Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

The Company has cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” (codified in FASB ASC Topic 230), cash flows from the Company’s operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accounts payable, accrued liabilities and short-term debt, carrying amounts approximate their fair values due to their short maturities.  ASC Topic 825, “Financial Instruments,” requires disclosure of the fair value of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

 Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of December 31, 2010 and 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of China Jinxin is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There was no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The fluctuation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China (“PBOC”) or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the PBOC.

The Company uses SFAS No. 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended December 31, 2010 and 2009 consisted of net income and foreign currency translation adjustments.

Basic and Diluted Earnings per Share

The Company is a limited company (“LC”) formed under the laws of the PRC. Like limited liability companies in the US, limited companies in the PRC do not issue shares to the owners. The owners however, are called shareholders. Ownership interest is determined in proportion to capital contributed.  Accordingly, earnings per share data are not presented.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131, codified in FASB ASC Topic 280, has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment – iron ore mining.

New Accounting Pronouncements

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of USA GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU was effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect this ASU will have a material impact on its financial position or results of operations when it adopts this update on January 1, 2011.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of December 31, 2010, there are no recently issued accounting standards not yet adopted which would have a material effect on the Company’s financial statements.

3.    INVENTORY

Inventory, at December 31, 2010 and 2009, consisted of only materials required for iron ore crushing and refining.

4.   MINING RIGHTS

The Company is currently negotiating with the local land bureau to obtain the official right to mine in the geographical location where it is currently mining. Pending the final contract, the Company has accrued the cost of mining right based on the quantity of ore extracted. The Company used a rate of $0.37 (RMB 2.4 per ton) based on a royalty rate prescribed by the local authority based on purity of ore in the in the subject mines. During 2010, the first year of production, the Company produced 110,570 tons of ore and accrued $ 39,200 of mining right cost, which is included in cost of goods sold. If the rate per ton of ore changes when the contract is finalized, the Company will account for the change prospectively as a change in accounting estimate.

5.    PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2010 and 2009:

	2010	2009
Building	$6,585,238	$6,387,050
Production equipment	3,866,395	8,091
Transportation equipment	1,148,310	901,570
Office equipment	85,318	81,875
	11,685,261	7,378,586
Less: Accumulated depreciation	(1,596,828)	(683,236)
	$10,088,433	$6,695,350

Depreciation for the years ended December 31, 2010 and 2009 was $873,000 and $460,000, respectively.

6.   CONSTRUCTION IN PROGRESS

As of December 31, 2009, construction in progress included mining facility, refining plant, equipment and transportation and loading vehicles.  In February of 2010, the construction in progress of equipment and transportation vehicles were transferred to the Company’s fixed assets, and the Company commenced operations.

7.   ADVANCE FROM RELATED PARTY

At December 31, 2010 and 2009, the Company owed four shareholders $4,677,850 and $3,661,287 for working capital needs, respectively. Those borrowings are non-interest bearing and payable on demand.

Shareholders	2010	2009
Liu, Jiazhen	$2,000,695	$1,647,579
Zhang, Jianhua	1,469,189	1,281,450
Qi, Kexin	566,234	549,193
Li, Ying	641,732	183,065
Total	$4,677,850	$3,661,287

8.   INTANGIBLE ASSETS

Intangible assets consisted mainly of land use rights. All land in the PRC is government-owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company acquired land use rights during 2006 for  $0.75 million (RMB 5 million).  The Company has the right to use the land for 20 years and is amortizing such rights on a straight-line basis for 20 years.

Intangible assets consisted of the following at December 31, 2010 and 2009, respectively:

	2010	2009
Land use rights	$750,511	$727,924
Less: Accumulated amortization	(143,848)	(103,123)
Net	$606,663	$624,802

Amortization of intangible assets for the years ended December 31, 2010 and 2009 was  $36,700 and $36,400, respectively.   Annual amortization expense for the next five years from December 31, 2010, is expected to be: $36,700, $36,700, $36,700, $36,700 and $36,700.

9.  ASSET RETIREMENT COST AND OBLIGATION

Under local environmental regulations, the Company is obligated at the end of the mines useful life to restore and rehabilitate the land that is used in the mining operation. The Company estimates it would cost $ 1.5 million (RMB 10.23 million) for such efforts. The Company accounts for asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (codified in FASB ASC Topic 410). The Company reviews the asset retirement obligation at least annually and makes necessary adjustments for permitted changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

Asset Retirement Cost at December 31, 2010 was:

2010
Asset retirement cost	$1,544,446
Less: Accumulated amortization	(21,668)
Net	$1,522,778

Amortization for asset retirement cost for the year ended December 31, 2010 was $21,198.

Changes in Asset Retirement Obligation for the year ended December 31, 2010consisted of the following:

2010
Balance at Beginning of Year	$1,544,446
Accretion of interest expense	52,883
Foreign currency translation gain	1,172
Balance at End of Year	$1,598,501

10.  DEFERRED TAX ASSETS

Deferred tax asset is the difference between the tax and book amortization of asset retirement cost.

11.   PAYABLE TO CONTRACTORS AND LONG-TERM PAYABLE

In 2007 & 2008, the Company entered in to contracts with an equipment supplier and a construction Company for the supply of certain equipment and construction of a water pipeline for $ 5.75 million (RMB 38 million). The Company recorded the payable in 2009. In 2010, the Company amended the payment terms and paid $ 2.2 million (RMB 14.5 million) and agreed to pay the remaining balance as follows: $ 2.08 million  (RMB 13.5 million) on December 31, 2011 and $ 1.47 million (RMB 10 million) on December 31, 2012, which was recorded as non-current liability.

The Company recorded the restructuring of this payable in accordance with ASC 470-60-35-5, as it was only a modification of terms of a payable, it did not involve a transfer of assets or grant of an equity interest. Accordingly, the Company accounted for the effects of the restructuring prospectively from the time of restructuring, and did not change the carrying amount of the payable at the time of the restructuring as the carrying amount did not exceed the total future cash payments specified by the new terms.

12.  INCOME TAXES

The Company is governed by the Income Tax Laws of the PRC and various local tax laws. Effective January 1, 2008, China adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises).

The following table reconciles the PRC statutory rates to the Company’s effective tax rate for the years ended December 31, 2010 and 2009:

	2010	2009
PRC statutory rates	25.0%	(25.0)%
Valuation Allowance	-%	25.0%
Others	0.5%	-%
Tax per financial statements	25.5%	-%

13.  MAJOR CUSTOMERS AND VENDORS

One customer accounted 100% of the Company’s sales for the year ended December 31, 2010. The Company made a long term (ten years) strategic contract with Handan Steel Group Company which was a state-owned enterprise, and agreed to only sell to this customer. The selling price was determined based on market value after deduction of the cost for ensuring the Company a proper profit margin. Handan Steel agreed to purchase all the Company’s products regardless the change of the market. The Company is economically dependent on this customer. However, with the high demand of iron ore concentrate in China, the Company believes that there will be sufficient amount of buyers available if this customer is unable to execute the purchase. The account receivable balance due was $0 at December 31, 2010.

There were no major vendors for the Company for the year ended December 31, 2010 and 2009.

14.  STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is now required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations, to this fund.  The Company did not make any contribution to this fund during the years ended December 31, 2010 and 2009.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

15.  CONTINGENCIES AND COMMITMENTS

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

16. SUBSEQUENT EVENTS

(a)	Variable Interest Entities

On May 9, 2011, China Jinxin and its shareholders entered into a series of agreements including a Management Entrustment Agreement, an Exclusive Purchase Option Agreement, and an Equity Pledge Agreement with Zhangjiakou China Tongda Mining Technologies Service Co., Ltd ("China Tongda" or “WFOE”), and each of the shareholders of China Jinxin granted China Tongda an irrevocable power of attorney to appoint China Tongda as its attorney-in-fact to exercise all of its rights as equity owner of China Jinxin. As a result of these agreements, China Tongda has the full right to control and administer the financial affairs and daily operations of China Jinxin and has the right to manage and control all assets of China Jinxin. The equity holders of China Jinxin as a group have no right to make any decision about China Jinxin’s activities without the consent of China Tongda.  In consideration for its services, China Tongda is entitled to receive on a quarterly basis, the management consulting fees and technical support fees in principle equal to all pre-tax profits, if any, of that quarter.  If there are no earnings before taxes and other cash expenses, then no fee shall be paid.  If China Jinxin sustains losses, they will be carried over to the next quarterly period and deducted from the next service fee. Tonga has the right to require that Jiinxin pay China Tongda the amount of any loss incurred by China Jinxin for any quarterly period.

As a result of these agreements, China Tongda is considered the primary beneficiary of China Jinxin, and China Tongda can consolidate the results of operations of China Jinxin, as China Tongda contractually controls the management of China Jinxin and China Jinxin granted an irrevocable proxy to China Tongda or its designee as defined by FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), included in ASC Topic 810, Consolidation, an Interpretation of Accounting Research Bulletin No. 51, which requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

The term of the Management Entrustment Agreement will continue for a term of thirty years, or until May 9, 2041, and will be extended automatically for successive ten year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial thirty-year term, or any ten-year renewal term, if WFOE notifies China Jinxin not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from WFOE, or (iii) upon the date WFOE acquires all of the assets, or at least 51% of the equity interests, of China Jinxin. The term of each Exclusive Purchase Option Agreement is thirty years, or until May 9, 2041, and will be extended automatically for successive ten year periods thereafter, unless WFOE notifies China Jinxin and the shareholder of China Jinxin granting the option not less than 30 days prior to the applicable expiration date that it does not want to extend the option.

China Tongda is a wholly foreign-owned entity formed under the laws of the PRC on August 17, 2010. It is 100% owned by Real Fortune Holding Limited (“Real Fortune HK”), a company incorporated and registered in Hong Kong on April 23, 2010. Real Fortune HK is 100% owned by Real Fortune BVI Mining Limited (“Real Fortune BVI”), a Company incorporated in British Virgin Islands on September 13, 2010.

(b)	Share exchange agreement - Unaudited

On October 1, 2011, Real Fortune BVI entered into a share exchange agreement with Target Acquisitions I, Inc. (“Target”), which was incorporated in the state of Delaware, pursuant to which target issued 8,000,000 shares of Target common stock in exchange for all of the outstanding shares of Real Fortune BVI. As a result of the share exchange, Real Fortune BVI’s shareholders became the majority owners of Target after the reverse merger. The acquisition of Real Fortune BVI by Target has been accounted for as a recapitalization of Real Fortune BVI as Real Fortune BVI’s shareholders will be the majority shareholders and have control of the Company and, prior to the acquisition, Target was a non-operating public shell.

CHINA REAL FORTUNE MINING LIMITED
FINANCIAL STATEMENTS
JUNE 30, 2011 AND DECEMBER 31, 2010

Contents

Page
Financial Statements:

Balance Sheets as of June 30, 2011 and December 31, 2010	F-16

Statements of Operations and Comprehensive Income (Loss) for the Six Months Ended June 30, 2011 and 2010	F-17

Statements of Cash Flows for the Six Months Ended June 30, 2011 and 2010	F-18

Notes to Financial Statements	F-19-30

CHINA REAL FORTUNE MINING LIMITED
BALANCE SHEETS
JUNE 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	2011	2010

ASSETS

CURRENT ASSETS
Cash & equivalents	$176,041	$283,299
Accounts receivable	1,365,982	-
Inventory	441,037	165,979

Total current assets	1,983,060	449,278

NONCURRENT ASSETS
Property and equipment, net	9,833,646	10,088,433
Asset retirement cost, net	1,552,270	1,522,778
Intangible assets	601,627	606,663
Deferred tax assets	2,416	1,854

Total noncurrent assets	11,989,959	12,219,728

TOTAL ASSETS	$13,973,019	$12,669,006

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued liabilities and other payables	$901,575	$71,757
Payable to contractors	1,390,692	2,038,444
Income tax payable	801,145	160,591
Advance from related party	-	4,677,850

Total current liabilities	3,093,412	6,948,642

NONCURRENT LIABILITIES
Long-term payable	772,606	1,509,958
Asset retirement obligation	1,664,450	1,598,501

Total noncurrent liabilities	2,437,056	3,108,459

Total liabilities	5,530,468	10,057,101

CONTINGENCIES AND COMMITMENT

STOCKHOLDERS' EQUITY
Common stock	10,000	-
Paid in capital	5,294,312	767,656
Statutory reserves	321,608	321,922
Accumulated other comprehensive income	290,566	118,552
Retained earnings	2,526,065	1,403,775

Total stockholders' equity	8,442,551	2,611,905

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,973,019	$12,669,006

CHINA REAL FORTUNE MINING LIMITED
STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
SIX MONTHS ENDED JUNE 30, 2011 AND 2010 (UNAUDITED)

	2011	2010

Net sales	$4,377,375	$7,702,416
Cost of goods sold	2,217,948	4,151,636

Gross profit	2,159,427	3,550,780

Operating expenses
General and administrative	612,909	365,609

Total operating expenses	612,909	365,609

Income from operations	1,546,518	3,185,171

Non-operating income
Interest income	1,342	1,320
Interest expense	(28,395)	(26,226)

Total non-operating expenses, net	(27,053)	(24,906)

Income before income tax	1,519,465	3,160,265
Provision for income tax	397,489	801,390

Net income	1,121,976	2,358,875

Other comprehensive income
Foreign currency translation gain	172,014	8,393

Comprehensive Income	$1,293,990	$2,367,268

CHINA REAL FORTUNE MINING LIMITED
STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2011 AND 2010 (UNAUDITED)

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,121,976	$2,358,875
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Accretion of interest on asset retirement obligation	28,323	26,226
Depreciation and amortization	510,700	429,630
Change in deferred tax	(513)	(1,160)
(Increase) decrease in current assets:
Accounts receivable	(1,351,470)	(2,711,175)
Inventory	(268,302)	(514,911)
Increase (decrease) in current liabilities:
Unearned revenue	-	-
Accounts payable	-	(876,666)
Accrued liabilities and other payables	692,012	935,248
Income tax payable	630,038	1,204,211

Net cash provided by (used in) operating activities	1,362,764	850,278

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant & equipment	(581)	(35,425)

Net cash used in investing activities	(581)	(35,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long term payable	(1,452,355)	-
Repayment to related party	(149,822)	-
Other payables - short term borrowing	128,700	-
Advance from related party	-	732,579

Net cash provided by (used in) financing activities	(1,473,477)	732,579

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	4,036	8,301

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(107,258)	1,555,733

CASH & EQUIVALENTS, BEGINNING OF PERIOD	283,299	88,419

CASH & EQUIVALENTS, END OF PERIOD	$176,041	$1,644,152

Supplemental Cash flow data:
Income tax paid	$139,179	$56,398
Interest paid	$-	$-

Supplemental disclosure of non-cash investing activities:
Transfer from construction in progress to fixed assets	$-	$3,921,312

CHINA REAL FORTUNE MINING LIMITED
NOTES TO FINANCIAL STATEMENTS
  JUNE 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Zhuolu Jinxin Mining Co., Ltd. (“China Jinxin”) was incorporated in China on December 21, 2006. China Jinxin is engaged in mining and sales of iron ore products in the People’s Republic of China (“PRC”). The main product of China Jinxin is iron ore concentrate.

On May 9, 2011, China Jinxin and its shareholders entered into a series of agreements, including a Management Entrustment Agreement, an Exclusive Purchase Option Agreement, and an Equity Pledge Agreement with Zhangjiakou Tongda Mining Technologies Service Co., Ltd ("China Tongda" or “WFOE”), and each of the shareholders of China Jinxin granted China Tongda an irrevocable power of attorney to appoint China Tongda as its attorney-in-fact to exercise all of its rights as equity owner of China Jinxin, According to these agreements, WFOE acquired management control of China Jinxin whereby WFOE is entitled to all of the net profits of China Jinxin as a management consultation and technical supporting fee, and is obligated to manage and fund China Jinxin’s operations and pay all of its debts.  As a result of these agreements, China Tongda is considered the primary beneficiary of China Jinxin, and China Tongda can consolidate the results of operations of China Jinxin, as China Tongda contractually controls the management of China Jinxin and China Jinxin granted an irrevocable proxy to China Tongda or its designee as defined by FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), included in ASC Topic 810, Consolidation, an Interpretation of Accounting Research Bulletin No. 51,  which requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

The term of the Management Entrustment Agreement will continue for a term of thirty years, or until May 9, 2041, and will be extended automatically for successive ten year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial thirty-year term, or any ten-year  renewal term, if WFOE notifies China Jinxin not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from WFOE, or (iii) upon the date WFOE acquires all of the assets, or at least 51% of the equity interests, of China Jinxin. The term of each Exclusive Purchase Option Agreement is thirty years, or until May 9, 2041, and will be extended automatically for successive ten year periods thereafter, unless WFOE notifies China Jinxin and the shareholder of China Jinxin granting the option not less than 30 days prior to the applicable expiration date that it does not want to extend the option.

China Tongda is a wholly foreign-owned entity formed under the laws of the PRC on August 17, 2010. It is 100% owned by Real Fortune Holding Limited (“Real Fortune HK”), a company incorporated and registered in Hong Kong on April 23, 2010. Real Fortune HK is 100% owned by China Real Fortune Mining Limited (the “Company” or “Real Fortune BVI”), a Company incorporated in British Virgin Islands on September 13, 2010.  Accordingly, China Jinxin’s results of operations, assets and liabilities are consolidated in the Company’s financial statements from the earliest period presented.  The Group’s structure is as follows:

Through the use of certain contractual arrangements between China Tongda WFOE and China Jinxin, the Company is able to effectively control China Jinxin’s daily operations and financial affairs. As a result of these agreements, WFOE is considered the primary beneficiary of China Jinxin (see Note 2) and accordingly, China Jinxin’s results of operations and financial condition are consolidated in the group financial statements.

All of the issued and outstanding shares of China Jinxin are ultimately held by fifteen Chinese citizens.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements as of and for the six months ended June 30, 2011 include the financial statements of the Company, its subsidiaries including Zhoulu Jinxin Mining Co. Ltd. ( China Jinxin), the variable interest entity(VIE) for which the Company’s subsidiary China Tongda (WFOE) is the primary beneficiary.

The financial statements as of and for the six months ended June 30, 2010 represent the financial statements of  Jinxin only; because China Real Fortune Mining Limited was formed September 13, 2010.

The accompanying consolidated financial statements were prepared in conformity with US GAAP. Real Fortune BVI’s functional currency is the US Dollar (‘‘USD’’), Real Fortune HK’s functional currency is HongKong Dollar (‘‘HKD’’) and China Tongda WFOE’s and China Jinxin’s functional currency is Chinese Renminbi (‘‘RMB’’). The accompanying financial statements were translated from functional currencies and presented in US Dollar ($).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE subsidiary for which the Company’s subsidiary China Tongda (WFOE) is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIE subsidiary were eliminated in consolidation.

The Company adopted FIN 46R, ASC 810, Consolidation, which requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.

In determining China Jinxin is the VIE of China Tongda, the Company considered the following indicators, among others:

China Tongda has the full right to control and administer the financial affairs and daily operations of China Jinxin and has the right to manage and control all assets of China Jinxin. The equity holders of China Jinxin as a group have no right to make any decision about China Jinxin’s activities without the consent of China Tongda.  China Tongda should be paid on a quarterly basis, the management consulting fees and technical support fees in principle equal to all pre-tax profits, if any, of that quarter.  If there are no earnings before taxes and other cash expenses, then no fee shall be paid.  If China Jinxin sustains losses, they will be carried over to the next period and deducted from the next service fee. China Tonga has the right to require that China Jinxin pay China Tongda the amount of any loss incurred by China Jinxin.

The shareholders of China Jinxin pledged all of their equity interests in China Jinxin to China Tongda to guarantee China Jinxin’s performance of its obligations under the Equity Pledge Agreement. In the event that either China Jinxin or its equity owners is in breach of Equity Pledge Agreement, and Exclusive Purchase Option Agreement, then China Tongda shall be entitled to require the equity owners of China Jinxin to transfer their equity interests in China Jinxin to it.

The shareholders of China Jinxin irrevocably granted China Tongda or its designated person an exclusive purchase option to acquire, at any time, all of the assets or outstanding shares of China Jinxin, to the extent permitted by PRC law. The purchase price for the shareholders’ equity interests in China Jinxin shall be equal to the lower of (i) the actual registered capital of China Jinxin and (ii) RMB 500,000 (approximately $78,000), unless an appraisal is required by the laws of China.

Each shareholder of China Jinxin has executed an irrevocable power of attorney to appoint China Tongda as its attorney-in-fact to exercise all of its rights as equity owner of China Jinxin, including 1) attend the shareholders’ meetings of China Jinxin and/or sign the relevant resolutions; 2) exercise all the shareholder's rights and shareholder's voting rights that the shareholder is entitled to under the laws of the PRC and the Articles of Association of China Jinxin, including but not limited to the sale or transfer or pledge or disposition of the shares in part or in whole; 3) designate and appoint the legal representative, Chairman of the Board of Directors, Directors, Supervisors, the Chief Executive Officer, Financial Officer and other senior management members of China Jinxin; and 4) execute the relevant share purchase agreements stipulated in the Exclusive Purchase Option Agreement, and to effect the terms of the Share Pledge Agreement and Exclusive Purchase Option Agreement.

 Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. At June 30, 2011 and December 31, 2010, the Company had accounts receivable outstanding of $1,365,982 and $0, respectively.

Inventory

Inventory consists of iron ore, iron ore concentrate and supplies. Inventory is valued at the lower of average cost or market, cost being determined on a moving weighted average basis method; including labor and all production overheads.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using shorter of useful live of the property or the unit of depletion method. For shorter lived assets straight-line method over estimated lives ranging from 3 to 20 years is used as follows:

Office Equipment	3-5 years
Machinery	10 years
Vehicles	5 years
Building	20 years

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of June 30, 2011 and December 31, 2010, there were no impairments of its long-lived assets.

Income Taxes

The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” codified in FASB ASC Topic 740, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted   FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), codified in FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. At June 30, 2011 and December 31, 2010, the Company did not take any uncertain positions that would necessitate recording of a tax related liability.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605).   Sales are recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery; no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Sales represent the invoiced value of iron ore concentrate, net of value-added tax (“VAT”). All of the Company’s iron ore concentrate sold in the PRC is subject to a value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product. The Company records VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Cost of Goods Sold

Cost of goods sold consists primarily of amortization of asset retirement cost, direct material, direct labor, depreciation of mining plant and equipment, which is attributable to the production of iron ore concentrate. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Asset Retirement Cost and Obligation

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, codified in FASB ASC Topic 410. This Statement generally requires the Company’s legal obligations associated with the retirement of long-lived assets be recognized at fair value when the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using DCF techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves of 7,881,330 tons, multiplied by the production during the period. The Company reviews its asset retirement obligation at least annually and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

Concentration of Credit Risk

The operations of the Company are in the PRC.  Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

The Company has cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” (codified in FASB ASC Topic 230), cash flows from the Company’s operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accounts payable, accrued liabilities and short-term debt, carrying amounts approximate their fair values due to their short maturities.  ASC Topic 825, “Financial Instruments,” requires disclosure of the fair value of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of June 30, 2011 and December 31, 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of China Jinxin is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There was no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The fluctuation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China (“PBOC”) or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the PBOC.

The Company uses SFAS No. 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the six months ended June 30, 2011 and 2010 consisted of net income and foreign currency translation adjustments.

Basic and Diluted Earnings per Share

The Company is a limited company (“LC”) formed under the laws of the PRC. Like limited liability companies in the US, limited companies in the PRC do not issue shares to the owners. The owners however, are called shareholders. Ownership interest is determined in proportion to capital contributed.  Accordingly, earnings per share data are not presented.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131, codified in FASB ASC Topic 280, has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment – iron ore mining.

New Accounting Pronouncements

In December 2010, FASB issued ASU No. 2010-28, Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this update affect all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. Upon adoption of the amendments, any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to retained earnings beginning in the period of an adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In December 2010, FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted the disclosure requirements for the business combinations in 2011.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2011, FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (ASC Topic 820), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements. The provisions of this new guidance are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The guidance is not expected to have a material impact on our financial statements.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income. Under the amendments in this update, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

3.   INVENTORY

Inventory consisted of the following at June 30, 2011 and December 31, 2010:

	2011	2010
Material for mining work	$34,723	$-
Finished goods	406,314	165,979
Total	$441,037	$165,979

4.   MINING RIGHTS

The Company is currently negotiating with the local land bureau to obtain the rights to mine in the geographical location where it currently mines. Pending the final contract, the Company accrued the cost of mining right based on the quantity of ore extracted. The Company used $0.37 (RMB 2.4 per ton) based on a royalty rate prescribed by the local authority based on purity of ore in the subject mines. If the rate per ton of ore changes when the contract is finalized, the Company will account for the change prospectively as a change in accounting estimate.

5.   PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at June 30, 2011 and December 31, 2010:

	2011	2010
Building	$6,738,991	$6,585,238
Production equipment	3,957,255	3,866,395
Transportation equipment	1,175,122	1,148,310
Office equipment	87,310	85,318
	11,958,678	11,685,261
Less: Accumulated depreciation	(2,125,032)	(1,596,828)
	$9,833,646	$10,088,433

Depreciation for the six months ended June 30, 2011 and 2010 was $485,700 and $397,900, respectively.

6.   ADVANCE FROM RELATED PARTY

At December 31, 2010, the Company owed four shareholders of $4,677,850 for working capital needs. Those borrowings are non-interest bearing and payable on demand.

Shareholders	2010
Liu, Jiazhen	$2,000,695
Zhang, Jianhua	1,469,189
Qi, Kexin	566,234
Li, Ying	641,732
Total	$4,677,850

7.   INTANGIBLE ASSETS

Intangible assets consisted mainly of land use rights. All land in the PRC is government-owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company acquired land use rights during 2006 for  $0.75 million (RMB 5 million).  The Company has the right to use the land for 20 years and is amortizing such rights on a straight-line basis for 20 years.

Intangible assets consisted of the following at June 30, 2011 and December 31, 2010, respectively:

	2011	2010
Land use rights	$768,034	$750,511
Less: Accumulated amortization	(166,407)	(143,848)
Net	$601,627	$606,663

Amortization of intangible assets for the six months ended June 30, 2011 and 2010 was $18,997 and $18,206, respectively.   Annual amortization for the next five years from June 30, 2011, is expected to be: $38,000, $38,000, $38,000, $38,000 and $38,000.

8.   ASSET RETIREMENT COST AND OBLIGATION

Under local environmental regulations, the Company is obligated at the end of the mines useful life to restore and rehabilitate land that is used in the mining operations. The Company estimates it would cost $1.5 million (RMB 10.23 million) for such efforts.

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (codified in FASB ASC Topic 410). The Company reviews the asset retirement obligation at least annually and makes necessary adjustments for permitted changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

Asset Retirement Cost at June 30, 2011 and December 31, 2010 was:

	2011	2010
Asset retirement cost	$1,580,505	$1,544,446
Less: Accumulated amortization	(28,235)	(21,668)
Net	$1,552,270	$1,522,778

Amortization for asset retirement cost for the six months ended June 30, 2011 and 2010 was $13,565 and $5,998, respectively.

Changes in Asset Retirement Obligation for the six months ended June 30, 2011 and for the year ended December 31, 2010 consisted of the following:

	2011	2010
Balance at Beginning of Period	$1,600,393	$1,544,446
Accretion of interest expense	28,323	52,883
Foreign currency translation gain	35,734	1,172
Balance at End of Period	$1,664,450	$1,598,501

9.   DEFERRED TAX ASSETS

Deferred tax asset is the difference between the tax and book amortization of asset retirement cost.

10. OTHER PAYABLE AND ACCRUED LIABILITIES

Other payable and accrued liabilities consisted of the following at June 30, 2011 and December 31, 2010:

	2011	2010
Accrued payroll	$31,049	$22,802
Accrued mining rights cost	50,381	40,069

Accrued electricity expense	663,685	-
Other payable – short term borrowing	128,700	-
Other payable	27,760	8,886
Total	$901,575	$71,757

The short-term borrowing was from a third party for capital contribution of China Tongda by Real Fortune HK, which bears no interest and payable on demand.

11.   PAYABLE TO CONTRACTORS AND LONG-TERM PAYABLE

In 2007 and 2008, the Company entered into contracts with an equipment supplier and a construction Company for the supply of certain equipment and construction of a water pipeline for $5.75 million (RMB 38 million). The Company recorded the payable in 2009. In 2010, the Company amended the payment terms and paid $2.2 million (RMB 14.5 million) and agreed to pay the remaining balance as follows: $2.08 million  (RMB13.5 million) on December 31, 2011 and $1.47 million (RMB10 million) on December 31, 2012, which was recorded as a non-current liability.  During the six months ended June 30, 2011, the Company paid $695,500 (RMB5 million) from the above $2.08 million, and $772,600 (RMB4.5 million) from the above $1.47 million.

The Company recorded the restructuring of this payable in accordance with ASC 470-60-35-5, as it was a modification of terms of a payable, it did not involve a transfer of assets or grant of an equity interest. Accordingly, the Company accounted for the effects of the restructuring prospectively from the time of restructuring, and did not change the carrying amount of the payable at the time of the restructuring as the carrying amount did not exceed the total future cash payments specified by the new terms.

12.   INCOME TAXES

The Company was governed by the Income Tax Laws of the PRC and various local tax laws. Effective January 1, 2008, China adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises).

The following table reconciles the PRC statutory rates to the Company’s effective tax rate for the six months ended June 30, 2011 and 2010:

	2011	2010
PRC statutory rates	25.0%	25.0%
Others	1.2%	0.4%
Tax per financial statements	26.2%	25.4%

13.   MAJOR CUSTOMER AND VENDORS

One customer accounted 100% of the Company’s sales for the six months ended June 30, 2011 and 2010. The Company made a long-term (ten years) strategic contract with Handan Steel Group Company (“HSG”) which was a state-owned enterprise, and agreed to only sell to HSG. The selling price was determined based on market value after deduction of the cost for ensuring the Company a proper profit margin. HSG agreed to purchase all the Company’s products regardless the change of the market. The Company is economically dependent on HSG. However, with the high demand of  iron ore concentrate in China, the Company believes there are other buyers available if HSG is unable to execute the contract. The Company temporarily ceased its sales in the three months ended March 31, 2011 due to the PRC government’s energy saving and emission reduction plan. The sales were resumed since the second quarter of 2011. The accounts receivable balance due was $1,365,982 and $0 at June 30, 2011 and December 31, 2010.

There were no major vendors for the Company for the six months ended June 30, 2011 and 2010.

14.   STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is now required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations, to this fund. The Company did not make any contribution to this fund during the six months ended June 30, 2011 and 2010.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

15.   CONTINGENCIES AND COMMITMENTS

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

16. SUBSEQUENT EVENTS

The Company has evaluated subsequent events to determine if events or transactions occur through June 30, 2011, require potential adjustment to the disclosure in the financial statements.

On October 1, 2011, Real Fortune BVI entered into a share exchange agreement with Target Acquisitions I, Inc. (“Target”), which was incorporated in the state of Delaware, pursuant to which Target issued  8,000,000 shares of Target common stock in exchange for all of the outstanding shares of Real Fortune BVI. As a result of the share exchange, Real Fortune BVI’s shareholders became the majority owners of Target after the reverse merger. The acquisition of Real Fortune BVI by Target has been accounted for as a recapitalization of Real Fortune BVI as Real Fortune BVI’s shareholders will be the majority shareholders and have control of the Company and, prior to the acquisition, Target was a non-operating public shell.

(b) Pro Forma Financial Information

Filed herewith is the unaudited pro forma condensed consolidated financial information of Target Acquisitions I, Inc. and its subsidiaries for the requisite periods.

TARGET ACQUISITIONS I, INC.
AND CHINA REAL FORTUNE MINING LIMITED
Pro forma Combined Balance Sheet
As of June 30, 2011
(unaudited)

	(1)	(2)
	TARGET	REAL FORTUNE BVI	Pro forma		Pro forma
			Adjustments		Combined
ASSETS	(historical)	(historical)

CURRENT ASSETS
Cash & equivalents	$-	$176,041			$176,041
Accounts receivable	-	1,365,982			1,365,982
Inventory	-	441,037			441,037

Total current assets	-	1,983,060			1,983,060

NONCURRENT ASSETS
Property and equipment, net	-	9,833,646			9,833,646
Asset retirement cost, net	-	1,552,270			1,552,270
Intangible assets	-	601,627			601,627
Deferred tax assets	-	2,416			2,416

Total noncurrent assets	-	11,989,959			11,989,959

TOTAL ASSETS	$-	$13,973,019			$13,973,019

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued liabilities and other payables	$1,015	$901,575	(1,015)	(B)	$901,575
Payable to contractors	-	1,390,692			1,390,692
Advance from shareholder		-			-
Income tax payable	-	801,145			801,145

Total current liabilities	1,015	3,093,412			3,093,412

NONCURRENT LIABILITIES
Long-term payable	-	772,606			772,606
Asset retirement obligation	-	1,664,450			1,664,450

Total noncurrent liabilities	-	2,437,056			2,437,056

Total liabilities	1,015	5,530,468			5,530,468

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	5,000	10,000	(7,000)	(A)(B)	8,000
Paid in capital	7,718	5,294,312	(5,718)	(A)(B)	5,296,312
Statutory reserves	-	321,608			321,608
Accumulated other comprehensive income	-	290,566			290,566
Retained earnings	(13,733)	2,526,065	13,733	(B)	2,526,065

Total stockholders' equity (deficit)	(1,015)	8,442,551			8,442,551

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-	$13,973,019			$13,973,019

(1)	Source: unaudited financial statements of Target Acquisitions I, Inc. as of June 30, 2011, to be included in Form 10-Q to be filed with the SEC
(2)	Source: unaudited consolidated financial statements of China Real Fortune Mining Limited ("CRFML")as of June 30, 2011, as filed in this Form 8-K filed with the SEC.
(A)
Reflection of 4,999,900 shares out of 5,000,000 outstanding common stock of Target being retired; and the issuance of 8,000,000 shares to the shareholders of CRFML, resulting in 8,000,100 total shares outstanding of Target Acquisition I, Inc. after the reverse merger.

(B)	Elimination of Target Acquisitions I Inc. capital accounts and accumulated deficit as result of recapitalization, and reflection of payment of all liabilities of Target Acquisitions I, Inc. prior to closing.

1

TARGET ACQUISITIONS I, INC.
AND CHINA REAL FORTUNE MINING LIMITED
Pro forma Combined Statement of Operations
For the Six Months Ended June 30, 2011
(unaudited)

	(1)	(2)
	TARGET	REAL FORTUNE BVI	Pro forma	Pro forma
			Adjustments	Combined
	(historical)	(historical)

Net sales	$--	$4,377,375	$--	$4,377,375

Cost of sales	--	2,217,948	--	2,217,948

Gross profit	--	2,159,427	--	2,159,427

Operating expenses
General and administrative	1,015	612,909	--	613,924

Total operating expenses	1,015	612,909	--	613,924

Income (loss) from operations	(1,015)	1,546,518	--	1,545,503

Non-operating income (expenses)
Interest income	--	1,342	--	1,342
Interest expense	--	(28,395)	--	(28,395)
				-
Total non-operating expenses, net	--	(27,053)	--	(27,053)

Income (loss) before income tax	(1,015)	1,519,465	--	1,518,450

Income tax expense	--	397,489	--	397,489

Net income (loss)	$(1,015)	$1,121,976	$--	$1,120,961

Earnings (loss) per share	$(10.15)	$0.14		$0.14

Weighted average shares outstanding	100	8,000,000		8,000,100

(1)	Source: unaudited financial statements of Target acquisitions I, Inc. as of June 30, 2011, to be included in Form 10-Q to be filed with the SEC.
(2)	Source: unaudited consolidated financial statements of CRFML as of June 30, 2011, as filed in this Form 8-K filed with the SEC.

2

TARGET ACQUISITIONS I, INC.
AND CHINA REAL FORTUNE MINING LIMITED
Pro forma Combined Statement of Operations
Year Ended December 31, 2010
(unaudited)

	(1)	(2)
	TARGET	REAL FORTUNE BVI	Pro forma	Pro forma
			Adjustments	Combined
	(historical)	(historical)

Net sales	$--	$12,761,246	$--	$12,761,246

Cost of sales	--	7,167,555	--	7,167,555

Gross profit	--	5,593,691	--	5,593,691

Operating expenses
General and administrative	--	1,244,740	--	1,244,740

Total operating expenses	--	1,244,740	--	1,244,740

Income from operations	--	4,348,951	--	4,348,951

Non-operating income (expenses)
Interest income	--	2,884	--	2,884
Interest expense	--	(52,883)	--	(52,883)

Total non-operating expenses, net	--	(49,999)	--	(49,999)

Income before income tax	--	4,298,952	--	4,298,952

Income tax expense	--	1,096,923	--	1,096,923

Net income	$--	$3,202,029	$--	$3,202,029

Earnings per share	$--	$0.40		$0.40

Weighted average shares outstanding	100	8,000,000		8,000,100

(1)	Source: Audited financial statements of Target Acquisitions I, Inc. as of December 31, 2010, as filed in the annual report of Form 10-K filed with the SEC on May 10, 2011.
(2)	Source: Audited consolidated financial statements of Zhuolu Jinxin Mining Co., Ltd as of December 31, 2010, as filed in this Form 8-K filed with the SEC.

3

Target Acquisitions I, Inc. and
China Real Fortune Ming Limited
Notes to Pro forma Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION

Effective October 1, 2011, Target Acquisitions I Inc. (“Target”) entered into and closed a share exchange agreement, or the Share Exchange Agreement, with China Real Fortune Mining Limited (“Real Fortune BVI”), and the shareholders of Real Fortune BVI pursuant to which Target acquired 100% of the issued and outstanding capital stock of Real Fortune BVI for the issuance of eight million (8,000,000) Target common shares.  Immediately prior to the consummation of the Share Exchange Agreement there were 100 shares of Target’s common stock outstanding. Upon completion of the foregoing transactions, Target had 8,000,100 shares of its common stock issued and outstanding.

The accompanying pro forma consolidated statements of operations present the accounts of Target and Real Fortune BVI, a wholly-owned subsidiary; Real Fortune Holdings Limited (“Real Fortune HK”), a wholly-owned subsidiary of Real Fortune BVI; ZhangJiaKou TongDa Mining Technologies Service Co., Ltd. (“China Tongda”), a wholly-owned subsidiary of Real Fortune HK; and Zhuolu Jinxin Mining Co., Ltd (“China Jinxin”), a limited liability company incorporated under the laws of the PRC which is effectively and substantially controlled by China Tongda through a series of agreements referred to herein as the “VIE Agreements”, for the six months ended June 30, 2011, and for the year ended December 31, 2010, as if the acquisition occurred on January 1, 2011, and January 1, 2010, for the purpose of the statements of operations, respectively. The accompanying pro forma combined balance sheet presents the accounts of Target and Real Fortune BVI and its wholly-owned subsidiaries as if the acquisition of Real Fortune BVI by Target occurred on June 30, 2011.

For accounting purposes, the transaction is being accounted for as a recapitalization of Real Fortune BVI because after the share exchange, Real Fortune BVI’s shareholders will own the majority of the Target’s shares and will exercise significant influence over the operating and financial policies of the consolidated entity, and Target was a non-operating shell prior to the acquisition. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction in substance, rather than a business combination.

The following adjustments would be required if the acquisition occurred as indicated above:

a.
Reflection of 4,999,900 shares out of 5,000,000 outstanding common stock of Target being retired and the issuance of 8,000,000 shares to the shareholders of Real Fortune BVI, resulting in 8,000,100 total shares outstanding of Target after the reverse merger.

b.	Elimination of Target’s capital accounts and accumulated deficit as result of recapitalization, and reflection of payment of all liabilities of Target prior to closing.

4

(c) Exhibits

Exhibit No.	Description
2.1(1)	Share Exchange Agreement, dated as of October 1, 2011, among Target Acquisitions I, Inc., China Real Fortune Mining Limited (“Real Fortune BVI”), and the shareholders of Real Fortune BVI.
3.1 (2)	Certificate of Incorporation, as amended
3.2 (3)	Bylaws
10.1	Form of Management Entrustment Agreement, dated May 9, 2011, between ZhangJiaKou TongDa Mining Service Co., Ltd. and Zhuolu Jinxin Mining Co., Ltd.
10.2	Form of Power of Attorney, dated May 9, 2011.
10.3	Form of Exclusive Purchase Option Agreement, dated May 9, 2011, among ZhangJiaKou TongDa Mining Service Co., Ltd. and Zhuolu Jinxin Mining Co., Ltd. and its shareholders
10.4	Form of Equity Pledge Agreement, dated May 9, 2011, among ZhangJiaKou TongDa Mining Service Co., Ltd. and Zhuolu Jinxin Mining Co., Ltd. and its shareholders
10.5	English translation of Lease Agreement, dated December 27, 2006, between Zhuolu County Luanzhuang Township People’s Government and Zhuolu Jinxin Mining Co., Ltd.
10.6	English translation of form of Long Term Strategic Agreement dated January 16, 2009 between Zhuolu Jinxin Mining Co., Ltd. and Handan Steel Group Company.
10.7	English translation of Employment Agreement between Zhuolu Jinxin Mining Co., Ltd. and Changkui Zhu.
10.8	English translation of Employment Agreement between Zhuolu Jinxin Mining Co., Ltd. and Zhengting Deng.
21.1	Subsidiaries
________
(1)	Filed as exhibit 2.1 to the Company's current report on Form 8-K filed with the SEC on September 30, 2011, and incorporated herein by this reference
(2)	Filed as exhibit 3.1 to the Company's registration statement on Form 10-SB, filed with the SEC on October 19, 2006, and incorporated herein by this reference
(3)	Filed as exhibit 3.2 to the Company's registration statement on Form 10-SB, filed with the SEC on October 19, 2006, and incorporated herein by this reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2011

Target Acquisitions I, Inc.
(Registrant)

/s/ Changkui Zhu
*Signature

Chief Executive Officer
Title

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Management Entrustment Agreement dated May 9, 2011, between ZhangJiaKou TongDa Mining Service Co., Ltd. and Zhuolu Jinxin Mining Co., Ltd.
10.2	Form of Power of Attorney, dated May 9, 2011.
10.3	Form of Exclusive Purchase Option Agreement, dated May 9, 2011, among ZhangJiaKou TongDa Mining Service Co., Ltd. and Zhuolu Jinxin Mining Co., Ltd. and its shareholders
10.4	Form of Equity Pledge Agreement, dated May 9, 2011, among ZhangJiaKou TongDa Mining Service Co., Ltd. and Zhuolu Jinxin Mining Co., Ltd. and its shareholders
10.5	English translation of Lease Agreement, dated December 26, 2007, between Zhuolu County Luanzhuang Township People’s Government and Zhuolu Jinxin Mining Co., Ltd.
10.6	English translation of form of Long Term Strategic Agreement dated January 16, 2009 between Zhuolu Jinxin Mining Co., Ltd. and Handan Steel Group Company.
10.7	English translation of Employment Agreement between Zhuolo Jinxin Mining Co., Ltd. and Changkui Zhu.
10.8	English translation of Employment Agreement between Zhuolo Jinxin Mining Co., Ltd. and Zengting Deng.
21.1	Subsidiaries